Exhibit 10(liv)

EXECUTION VERSION

$2.2 BILLION

WGRAH TERM LOAN AGREEMENT

Dated as of December 27, 2007

among

WGR ASSET HOLDING COMPANY LLC

as borrower,

TRINITY ASSOCIATES LLC

as lender,

and

CITIBANK, N.A., AGENCY & TRUST

as collateral agent

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

This WGRAH Term Loan Agreement is made as of December 27, 2007 by and among WGR ASSET HOLDING COMPANY LLC, a limited liability company organized under the laws of the State of Delaware (“WGRAH”), as borrower, TRINITY ASSOCIATES LLC, a Delaware limited liability company (together with its successors and assigns, “Trinity”), as lender, and CITIBANK, N.A., AGENCY & TRUST, as collateral agent for Trinity (the “WGRAH Collateral Agent”).

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. Unless otherwise defined herein, words and expressions used herein shall have the meanings provided in Exhibit A to the Amended and Restated Limited Liability Company Agreement of Trinity Associates LLC, dated as of the date of this Agreement, between Pecos Investors LLC and Trinity Associates Class A Holdings, LLC. A reference to this “Agreement” is a reference to this WGRAH Term Loan Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

Section 1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein or in Exhibit A to the Trinity Company Agreement shall be construed in each case in accordance with GAAP as in effect from time to time.

Section 1.04 Interpretation. The word “including” (and with correlative meaning “include”) means “including, without limitation”.

Article II

AMOUNT AND TERMS OF LOAN

Section 2.01 Loan. Subject to the terms and conditions of this Agreement, on the Effective Date, Trinity agrees to make the WGRAH Loan to WGRAH in an amount not to exceed the WGRAH Commitment. The WGRAH Commitment is not revolving; and amounts repaid may not be reborrowed.

Section 2.02 Repayment of WGRAH Loan; Extension of WGRAH Maturity Date; Evidence of Debt.

(a) WGRAH hereby unconditionally promises to pay to Trinity the then unpaid principal of and accrued interest on the WGRAH Loan on the WGRAH Maturity Date, or such earlier date upon which the maturity of the WGRAH Loan shall have been accelerated pursuant to Article VII.

(b) WGRAH may, by written notice to Trinity no later than 180 days prior to the then effective WGRAH Maturity Date, request an extension of the WGRAH Maturity Date to a date that is five years after the then effective WGRAH Maturity Date, and the WGRAH Maturity Date shall be so extended; provided that (i) prior to the then effective WGRAH Maturity Date, Trinity and WGRAH shall have agreed upon a revised Interest Rate to be effective on the first day of such new five-year period, (ii) each of Trinity and each Trinity Member has approved such extension and such revised Interest Rate in writing, (iii) each Pecos Lender shall have agreed to such extension, and (iv) WGRAH shall have delivered a certificate in the form required by Section 6.01(c), making such certifications as of the first day of such new five-year period.

(c) Trinity shall maintain accounts in which it shall record (i) the amount of the WGRAH Loan made hereunder and the relevant Interest Period, (ii) the amount of any principal or interest due and payable or to become due and payable from WGRAH to Trinity hereunder, and (iii) the amount of any payment received by Trinity hereunder.

(d) The entries made in the accounts maintained pursuant to paragraph (b) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations and payments recorded therein; provided that the failure of Trinity to maintain such accounts or any error therein shall not in any manner affect the obligation of WGRAH to repay the WGRAH Loan in accordance with the terms of this Agreement.

(e) Trinity may request that the WGRAH Loan be evidenced by a promissory note. In such event, WGRAH shall prepare, execute and deliver to Trinity a WGRAH Note. Thereafter, the unpaid principal amount of the WGRAH Loan and interest thereon shall, at all times (including after assignment pursuant to Section 10.04), be represented by one or more WGRAH Notes in such form payable to the order of Trinity.

(f) Trinity is authorized to and shall endorse the date and amount of the WGRAH Loan and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its WGRAH Note. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of WGRAH to repay the unpaid principal amount of the WGRAH Loan with interest thereon as provided in Section 2.06 or the validity of any payment thereof made by WGRAH. Trinity shall, at the request of WGRAH, deliver to WGRAH copies of the WGRAH Note and the schedules annexed thereto.

Section 2.03 Procedure for Borrowing. Not later than 11:00 a.m., New York City time on the Business Day prior to the Effective Date, WGRAH shall deliver to Trinity a borrowing request (the “Borrowing Request”), signed by WGRAH. The Borrowing Request shall specify the following information:

(a) the amount of the requested WGRAH Loan (which shall not exceed the WGRAH Commitment);

(b) the effective date for the WGRAH Loan, which shall be a Business Day;

(c) the location and number of WGRAH’s account to which funds are to be disbursed.

Provided that all conditions set forth in Article VI have been satisfied, Trinity will make the amount of the WGRAH Loan available to the account of WGRAH in accordance with Section 2.08.

Section 2.04 Termination of Commitments. The WGRAH Commitment shall terminate at 4:00 p.m. New York City time on the Effective Date.

Section 2.05 Prepayments.

(a) WGRAH may, at its option, as provided in this Section 2.05, at any time and from time to time prepay the WGRAH Loan, in whole or in part, upon at least two (2) Business Days’ prior notice to Trinity, specifying the date and amount of prepayment. The payment amount specified in such notice shall be due and payable on the date specified.

(b) At any time when WGRAH’s Consolidated EBITDA is less than $100,000,000 for the most recently ended Measurement Period, WGRAH shall prepay the WGRAH Loan in a principal amount equal to the Net Cash Proceeds received from any Disposition of assets as soon as reasonably practicable but not more than three Business Days after the receipt of such amounts; provided that such amounts required for a prepayment pursuant to this sentence may not be used as an Investment or Restricted Payment or otherwise permitted to leave the possession of the WGRAH Loan Parties after the WGRAH Loan Parties’ receipt thereof.

(c) Upon any Disposition of any assets by WGRAH or any of its Subsidiaries, WGRAH shall prepay the WGRAH Loan in a principal amount equal to the amount necessary for WGRAH to comply with the requirements of Sections 5.05(b) as soon as reasonably practicable but not more than three Business Days after such Disposition occurs; provided that such amounts required for a prepayment pursuant to this sentence may not be used as an Investment or Restricted Payment or otherwise permitted to leave the possession of the WGRAH Loan Parties after the WGRAH Loan Parties’ receipt thereof.

(d) All prepayments pursuant to this Section 2.05 shall include accrued interest on the amount prepaid to the date of prepayment, expenses, Trinity Expenses, indemnities, and other WGRAH Obligations (and as to which, in the case of Trinity Expenses, demand for payment with respect to which has been received by WGRAH on or before 12:30 p.m. on the Business Day immediately preceding the date on which any such payment or prepayment of principal is to be made).

(e) Partial optional prepayments pursuant to this Section 2.05 shall be in an aggregate principal amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof. All prepayments of the WGRAH Loan pursuant to this Section 2.05 shall be without the payment of any premium or penalty except for amounts payable pursuant to Section 2.09 and shall be payable at the time specified in Section 2.09(a).

Section 2.06 Interest.

(a) WGRAH shall pay interest on the unpaid principal amount of the WGRAH Loan outstanding from time to time from the Effective Date until the principal amount shall be paid in full, at a rate per annum at all times during each Interest Period equal to the Interest Rate for such

Interest Period, payable in arrears on each Payment Date; provided that, in the event of any repayment or prepayment of the WGRAH Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(b) Trinity shall determine the Interest Rate for each Interest Period (or portion thereof) and shall notify WGRAH of such Interest Rate three Business Days prior to the Payment Date for such Interest Period. A notice by Trinity to WGRAH of the Interest Rate shall be binding on WGRAH. A notice to WGRAH pursuant to Section 5.6 of the Trinity Company Agreement shall be deemed to satisfy the foregoing notification requirement.

Section 2.07 Computation of Interest.

(a) All computations of interest hereunder shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed. Each determination by Trinity of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Trinity shall, at the request of WGRAH, deliver to WGRAH a statement showing the computations used by Trinity in determining any interest rate or fee pursuant to Section 2.06(b) or Section 2.07(a).

Section 2.08 Funding of Loan. Trinity shall make the WGRAH Loan to be made by it hereunder by wire transfer of immediately available funds to the account of WGRAH before 11:30 a.m., New York City time, on the Effective Date.

Section 2.09 Payments; Trinity Expenses.

(a) All payments (including prepayments) to be made by WGRAH whether on account of principal, interest, fees or otherwise shall be made in Dollars and in immediately available funds without setoff or counterclaim at or before 12:00 noon, New York City time on the day when due and shall be made to the Trinity Operating Account.

(b) (i) WGRAH shall from time to time, upon demand or deemed demand by Trinity to WGRAH as set forth in clause (b)(ii) below, pay to Trinity additional amounts sufficient to reimburse Trinity for all Trinity Expenses in accordance with clause (ii).

(ii) Trinity may deliver to WGRAH written notice with supporting documents therefor certifying in reasonable detail the nature of, and if applicable, the method of computation of, Trinity Expenses. Trinity shall specify whether such Trinity Expenses will be recurring, and, if known, the duration of such recurrence. Recurring amounts claimed shall be paid on each specified recurrence without further notice by Trinity. Subject to the next sentence, such notice shall specify whether Trinity requests the amount claimed to be paid on the immediately following Payment Date (for which no less than two Business Days prior notice shall be required) after the initial occurrence or after each specified recurrence or, with respect to claims for amounts other than recurring amounts, on a day other than a Payment Date (for which no less than six Business Days prior notice shall be required). Notwithstanding the foregoing, any Trinity Expenses (A) arising by reason of the late receipt of principal of or interest on the WGRAH Loan shall in all cases be payable upon demand and (B) payable in connection with a prepayment of principal under Section 2.05 shall be payable at the time specified in Section 2.09(a). Trinity shall notify WGRAH if any such recurring cost ceases to be recurring (or if the amount thereof decreases) promptly after becoming aware thereof and agrees to refund any excess payment received in respect of such ceased or reduced recurring costs.

Section 2.10 Taxes.

(a) Any and all payments by or on account of any obligation of WGRAH under each WGRAH Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if WGRAH shall be required by Applicable Law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 2.10), Trinity or the WGRAH Collateral Agent, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) WGRAH shall make such deductions or withholding, and (iii) WGRAH shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, WGRAH shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) WGRAH shall indemnify Trinity and the WGRAH Collateral Agent, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Trinity or the WGRAH Collateral Agent, as applicable, on or with respect to any payment by or on account of any obligation of WGRAH under each WGRAH Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to WGRAH by Trinity or the WGRAH Collateral Agent, as applicable, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by WGRAH to a Governmental Authority, WGRAH shall deliver to Trinity or the WGRAH Collateral Agent, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Trinity or the WGRAH Collateral Agent, as applicable.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which WGRAH is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to WGRAH at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by WGRAH (including, without limitation, Form W-8BEN or Form W-8ECI, as applicable) as will permit such payments to be made without withholding or at a reduced rate. Lenders that are not Foreign Lenders shall provide a duly completed Form W-9 or other reasonable evidence of exemption from U.S. back-up withholding.

(f) If Trinity or the WGRAH Collateral Agent determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes (or any other taxes owed by Trinity or the WGRAH Collateral Agent, as applicable, under or in connection with this Agreement and indemnified by WGRAH or paid by WGRAH on behalf of Trinity) as to which it has been indemnified by WGRAH or with respect to which WGRAH has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to WGRAH (but only to the extent of indemnity payments made, or additional amounts paid, by WGRAH under this Section 2.10 with respect to the Indemnified Taxes or Other Taxes (or any other taxes owed by Trinity or the WGRAH Collateral Agent, as applicable, under this Agreement and indemnified by WGRAH or paid by WGRAH on behalf of Trinity or the WGRAH Collateral Agent, as applicable) giving rise to such refund), net of all out-of-pocket expenses of Trinity or the WGRAH Collateral Agent, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that WGRAH, upon the request of Trinity or the WGRAH Collateral Agent, as applicable, agrees to forthwith repay the amount paid over to WGRAH (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Trinity or the WGRAH Collateral Agent, as applicable, if Trinity or the WGRAH Collateral Agent, as applicable, is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.10 shall require Trinity or the WGRAH Collateral Agent, as applicable, to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to WGRAH or any other Person.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations of WGRAH. WGRAH represents and warrants to Trinity that:

(a) WGRAH and each of its Subsidiaries (i) has been duly formed and is validly existing and in good standing under the laws of the state of its organization, and (ii) is qualified to do business as a foreign corporation, partnership, or limited liability company, as applicable, and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to constitute a WGRAH Material Adverse Change.

(b) This Agreement and all other WGRAH Loan Documents to which WGRAH or any of its Subsidiaries is a party have been duly authorized, executed and delivered by WGRAH or such Subsidiary, and each of this Agreement, the WGRAH Notes and the other WGRAH Loan Documents to which it is a party constitutes a valid and binding agreement of WGRAH, enforceable in accordance with its respective terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability. There are no actions, suits or proceedings pending or, to the knowledge of WGRAH, threatened against WGRAH or any of its Subsidiaries which purport to affect the legality, validity or enforceability of this Agreement or any other WGRAH Loan Document.

(c) The execution, delivery and performance of the WGRAH Loan Documents by WGRAH and its Subsidiaries and the execution, issuance, delivery and performance by WGRAH of the WGRAH Notes will not (i) violate or conflict with (A) the WGRAH Company Agreement or the Organizational Documents of any Subsidiary, (B) any indenture, loan agreement or other similar agreement or instrument binding on WGRAH or any Subsidiary, or (C) any provision of applicable law, or (ii) result in the creation or imposition of a Lien on any of its assets, except for Permitted Liens.

(d) There are no actions, suits, or proceedings pending or, to the knowledge of WGRAH, threatened against or involving WGRAH or any of its Subsidiaries or their respective Property, before any Governmental Authority as to which, in the opinion of WGRAH, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a WGRAH Material Adverse Change.

(e) Neither WGRAH nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(f) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be a Material Adverse Change.

(g) With respect to the date hereof or the later date of delivery of any information hereunder (each, a “Relevant Date”), as the case may be:

(i) subject to Section 3.01(g)(iii) below, all written information that has been made available to Trinity by or on behalf of WGRAH or any of its Affiliates, or any of their respective Representatives, prior to such Relevant Date in connection with this Agreement and the transactions contemplated hereby, in each case taken as a whole and as modified or supplemented from time to time prior to such Relevant Date, was complete and correct in all material respects on such Relevant Date and did not on such Relevant Date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made;

(ii) any historical financial data provided by or on behalf of WGRAH or any of its Affiliates, or any of their respective Representatives, to Trinity prior to such Relevant Date in connection with the transactions contemplated by this Agreement was prepared in accordance with GAAP then in effect (or with appropriate reconciliation to such GAAP if required by applicable Law or requested by Trinity) and fairly presents the financial condition and results of operations of WGRAH and its Subsidiaries (subject to year end audit adjustments) as of the date thereof, except as otherwise disclosed therein or in the footnotes thereto or as otherwise disclosed in writing to Trinity; and

(iii) all financial projections that were prepared by WGRAH, its Affiliates, or its Representatives and made available to Trinity prior to such Relevant Date in connection with the transactions contemplated by this Agreement were prepared in good faith based upon assumptions believed by WGRAH and its Affiliates to be reasonable at the time such projections were prepared (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond WGRAH’s and its Affiliates’ control, and that no assurance can be given that the projections will be realized or that the assumptions on which the projections were based will prove to be correct).

(h) WGRAH’s Subsidiaries as of the Effective Date are listed on Part A of Schedule I hereto, and each such Subsidiary that is a Significant Subsidiary is indicated as such on Part A of Schedule I.

(i) No Default or Event of Default has occurred and is continuing.

(j) (i) The execution, delivery and performance by each WGRAH Loan Party of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby, including the making of the WGRAH Loan, and (ii) the granting and perfection by the WGRAH Loan Parties of Liens in the Collateral pursuant to the WGRAH Security Documents, in each case do not require any action by or in respect of (including any license or permit), consent or approval of, or registration or filing with, any Governmental Authority or any other Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any WGRAH Loan Document, except for (A) the filing of financing statements and any continuation statements with respect to filings under the UCC (or its equivalent) in relevant jurisdictions permitted by the provisions of the Transaction Agreements to be performed or filed at a later date, and (B) such consents, authorizations, approvals, actions, notices and filings as (1) have been obtained, made, taken or given, are in full force and effect and copies of which have been furnished to Trinity and the WGRAH Collateral Agent or (2) are not yet required to be obtained, made, taken or given under the terms of the Transaction Agreement to which it is a party.

(k) Since the date of its formation, it has not engaged in any activity other than that contemplated by the Transaction Agreements or entered into any commitment or incurred any Indebtedness other than pursuant to, or as permitted under, the Transaction Agreements to which it is a party.

(l) It was formed to carry out the activities set forth in the WGRAH Company Agreement and, except in connection therewith (and except as contemplated by the Transaction Agreements), has no significant assets or liabilities.

(m) Since the date of its formation, there has been no event with respect to it that has resulted, or could reasonably be expected to result, in a WGRAH Material Adverse Change.

(n) Schedule III-A describes and sets forth the commercial terms of each material Midstream Agreement with any Affiliate of Anadarko that exists and is in written form on the Effective Date (and no other agreements). Schedule III-B describes and sets forth the commercial terms of each material Midstream Agreement with any Affiliate of Anadarko that exists but is not in written form on the Effective Date (and no other agreements). The sum of the gross revenues under the contracts listed on Schedule III-A and the gross revenues under the contracts listed on Schedule III-B is greater than or equal to 90% of the gross revenues under all written and unwritten Midstream Agreements with Affiliates of Anadarko existing on the Effective Date. None of the Midstream Agreements with any Affiliate of Anadarko has been amended or otherwise modified except as otherwise permitted by the Transaction Agreements, and each Midstream Agreement with any Affiliate of Anadarko is in full force and effect. No WGRAH Loan Party is, and to WGRAH’s knowledge no other party to any Midstream Agreement is, in default of its material obligations under any Midstream Agreement.

(o) Each WGRAH Loan Party’s chief place of business and chief executive office are located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380.

(p) Neither it nor any of its officers or directors has actual knowledge of any facts, circumstances, conditions or occurrences that could reasonably be anticipated to form the basis of any tort claim against WGRAH, any of its Subsidiaries, or Trinity or any WGRAH Property or Property of Trinity that individually or in the aggregate could reasonably be expected to result in a WGRAH Material Adverse Change.

(q) It has filed and paid, or caused to be filed and paid on a timely basis, all Tax Returns and Taxes (whether gains Taxes, transfer Taxes, recording fees or Taxes and all other Taxes) due and owing by it or any of its Subsidiaries and such other Tax Returns and Taxes that arise in connection with the transactions contemplated in the Transaction Agreements, but excluding Taxes the non-timely filing or payment of which, in the context of the Transaction Agreements, such transactions, and the rights and remedies of the respective parties thereto, individually or in the aggregate, could not reasonably be expected to result in a WGRAH Material Adverse Change.

(r) Each of WGRAH and each of its Subsidiaries has good title to its properties and assets, free and clear of all mortgages, liens and encumbrances, except for Permitted Liens. Schedule II describes by owner all of the gathering systems, processing plants, and other material assets (including all partnership and joint venture interests) owned by WGRAH and its Subsidiaries. Each of WGRAH and each of its Subsidiaries owns all of the assets necessary to continue to own and operate its gathering systems, processing plants, and other material assets in a manner substantially similar to the manner such assets were operated for the twelve months prior to the Effective Date.

(s) Each of WGRAH and each of its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a WGRAH Material Adverse Change. Without limiting the generality and coverage of the foregoing, WGRAH and each of its Subsidiaries is in compliance with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which WGRAH or any of its Subsidiaries does business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a WGRAH Material Adverse Change.

Article IV

AFFIRMATIVE COVENANTS

WGRAH covenants and agrees with Trinity that:

Section 4.01 Financial Statements and Other Information. WGRAH will furnish to Trinity:

(a) As soon as available, and in any event not later than 120 days after the end of each fiscal year of WGRAH, its unaudited consolidated balance sheet and the related consolidated statements of operations, members’ equity and cash flows as of the end of and for such year, in each case derived from the audited financial statements of Anadarko as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of WGRAH and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

(b) As soon as available, and in any event not later than 150 days after the end of each fiscal year of WGRAH, its audited consolidated balance sheet and the related consolidated statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year all certified by a Responsible Officer of WGRAH as presenting fairly in all material respects the financial condition and results of operations of WGRAH and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c) As soon as available, and in any event not later than 60 days after the close of each fiscal quarter (including the fourth fiscal quarter) of each fiscal year of WGRAH, its unaudited consolidated balance sheet and related consolidated statements of operations, members’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of) the previous fiscal year all certified by a Responsible Officer of WGRAH as presenting fairly in all material respects the financial condition and results of operations of WGRAH and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(d) Concurrently with any delivery of financial statements under Sections 4.01(a), (b), and (c), a certificate of a Responsible Officer of WGRAH certifying and (i) stating whether to the knowledge of WGRAH an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the relevant facts with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance (or, if applicable, non-compliance) with Section 5.10, including, with respect to the calculation of Consolidated EBITDA, the amount of Consolidated EBITDA attributable to Commodity Payment Amounts for the relevant period, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) summarizing any material changes to the existing Midstream Agreements with Affiliates of Anadarko during such period and attaching copies of any amendments to such existing Midstream Agreements during such period, (v) attaching copies of any new Midstream Agreements with Affiliates of Anadarko entered into during such period, (vi) certifying that the pricing and other terms of all Midstream Agreements with Affiliates of Anadarko existing on the last day of such period are not, taken as a whole, materially less beneficial to WGRAH and its Subsidiaries than the pricing and other terms of all Midstream Agreements (both in written form and not in written form) with Affiliates of Anadarko existing on the Effective Date, and (vii) setting forth total system volumes for such period.

(e) Promptly upon receipt thereof, copies of any other notices, requests, reports, financial statements and other information and documents received by WGRAH under or pursuant to any other Transaction Agreement (other than those issued or sent by or at the request of Trinity) and, from time to time upon request by Trinity, such information and reports required under such other Transaction Agreements as Trinity may reasonably request.

(f) To the extent reasonably practicable to do so, five Business Days’ (or such lesser period as may be practicable) prior notice of any proposed Disposition and, to the extent it is not reasonably practicable to give such prior notice, WGRAH shall give notice of any such Disposition promptly after such Disposition.

(g) On or before the date that is 60 days after the Effective Date, a certificate of a Responsible Officer of WGRAH (i) certifying that WGRAH has, on or prior to such date, entered into written contracts, binding and enforceable against all parties thereto, evidencing all Midstream Agreements listed on Schedule III-B, on the terms specified on Schedule III-B, and (ii) attaching copies of such signed, written contracts.

Section 4.02 Notices of Material Events. WGRAH will furnish to Trinity and the WGRAH Collateral Agent the following:

(a) a notice of the occurrence of any Default or Event of Default promptly, but in any event no later than three Business Days, after a Responsible Officer of WGRAH has actual knowledge of such occurrence or such event becomes generally publicly known;

(b) promptly, but in any event no later than three Business Days after a Responsible Officer of WGRAH has actual knowledge of such occurrence or such event becomes generally publicly known, a notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting WGRAH that if adversely determined, individually or in the aggregate, could reasonably be expected to result in a WGRAH Material Adverse Change;

(c) promptly, but in any event no later than three Business Days after a Responsible Officer of WGRAH has actual knowledge of such occurrence or such event becomes generally publicly known, a notice of the occurrence of any ERISA Event; and

(d) promptly, but in any event no later than three Business Days after a Responsible Officer of WGRAH has actual knowledge of such occurrence or such event becomes generally publicly known, a notice of any other development that, individually or in the aggregate, results in, or could reasonably be expected to result in, a WGRAH Material Adverse Change.

Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Responsible Officer of WGRAH setting forth the details of the event or development requiring such notice and any action taken with respect thereto.

Section 4.03 Compliance with Laws. WGRAH will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a WGRAH Material Adverse Change.

Section 4.04 Use of Proceeds. The proceeds of the WGRAH Loan shall be used to make one or more loans to WGR on the date the WGRAH Loan is made, in an aggregate amount equal to the amount of the WGRAH Loan. No part of the proceeds of the WGRAH Loan will be used for any purpose which violates the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System.

Section 4.05 Insurance.

(a) Maintenance of Insurance. WGRAH will at all times maintain, and will cause its Subsidiaries to maintain, in each case directly or indirectly through Anadarko, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance, including with respect to Property including Midstream Assets) consistent with that carried by companies engaged in the same or similar business as Anadarko and similarly situated to Anadarko. WGRAH will not, and will not permit any of its Subsidiaries to, bring or keep any article on any business location of WGRAH or any of its Subsidiaries, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably be expected to cause the invalidation of any insurance required by this Section 4.05, or would otherwise be prohibited by the terms thereof.

(b) Evidence of Insurance Coverage. WGRAH will deliver to Trinity and the WGRAH Collateral Agent on the Effective Date, an Insurance Certificate from Anadarko’s insurance broker dated such date showing the amount of coverage under all policies relevant to Section 4.05(a). WGRAH shall provide Insurance Certificates for all such insurance policies annually, as well as such additional information as to the applicable policies as is reasonably requested by Trinity or WGRAH Collateral Agent. WGRAH will deliver to Trinity and WGRAH Collateral Agent (i) promptly after receipt by Anadarko or any of its Subsidiaries from any insurer, a copy of any notice of cancellation, nonrenewal, or material change in coverage from that existing under any such policy immediately prior to such notice and (iii) promptly upon delivery to any insurer by Anadarko or any of its Subsidiaries, a copy of any notice of any cancellation of, nonrenewal of, or requested material change in coverage under, any such policy.

Section 4.06 Preservation of Existence, Etc. Except in a transaction permitted by Section 5.04 or 5.05, WGRAH will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; and (b) maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; except in the case of clause (a) (other than with respect to WGRAH) and clause (b), to the extent that failure to do so could not reasonably be expected to result in a WGRAH Material Adverse Change.

Section 4.07 Payment of WGRAH Obligations. WGRAH will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by WGRAH or any Subsidiary, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien or a claim being contested in good faith by appropriate procedures diligently conducted).

Section 4.08 Maintenance of Properties, Title. WGRAH will, and will cause each of its Subsidiaries to (a) maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof; except, in the case of clauses (a) and (b), where the failure to do so could not reasonably be expected to result in a WGRAH Material Adverse Change; provided that the foregoing shall not (i) require such maintenance, preservation, protection, repair, renewal or replacement of obsolete, surplus or worn out Property or with respect to Property that is no longer commercially viable to operate and maintain or (ii) otherwise restrict an Asset Sale otherwise permitted under Section 5.05. WGRAH will, and will cause each of its Subsidiaries to, maintain legal and beneficial title to each of its assets, except as otherwise permitted under Sections 5.04 and 5.05 or as could not reasonably be expected to result in a WGRAH Material Adverse Change.

Section 4.09 Books and Records. WGRAH will, and will cause each of its Subsidiaries to, maintain such proper books of record and account as are necessary to prepare the financial statements and other documentation required by Section 4.01.

Section 4.10 Inspection Rights. WGRAH will, and will cause each of its Subsidiaries to, permit representatives of Trinity and WGRAH Collateral Agent to visit and inspect any of its Property, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its directors and officers, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to WGRAH and subject to any applicable safety rules and procedures; provided that (a) when no Default or Event of Default exists, one such visit for each of Trinity and the WGRAH Collateral Agent per fiscal year of WGRAH shall be at the expense of WGRAH, and additional visits shall be at the expense of Trinity, except that each of Trinity and the WGRAH Collateral Agent may conduct two additional visits at

WGRAH’s expense when no Default or Event of Default exists over the term of this Agreement (regardless of the number of visits already conducted in the relevant fiscal year), and (b) when a Default or Event of Default exists, Trinity and the WGRAH Collateral Agent (or any of their respective representatives) may do any of the foregoing at the expense of WGRAH at any time during normal business hours, without advance notice and without any limit on the number of such visits that shall be at the expense of WGRAH or on frequency of such visits.

Section 4.11 Further Assurances. WGRAH will, and will cause each of its Subsidiaries to:

(a) promptly upon request by Trinity, correct any material defect or error that may be discovered in any WGRAH Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(b) promptly upon request by Trinity, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as Trinity may reasonably require from time to time in order to (A) carry out more effectively the purposes of the WGRAH Loan Documents, (B) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Trinity the rights granted or now or hereafter purported to be granted to Trinity under any WGRAH Loan Document or under any other instrument executed in connection with any WGRAH Loan Document, (C) to the fullest extent permitted by Applicable Law, subject all WGRAH Property intended to be Collateral to the Liens now or hereafter intended to be granted by the WGRAH Security Documents, and (D) perfect and maintain the validity, effectiveness, and priority (subject to Permitted Collateral Liens) of the WGRAH Loan Documents and the Liens intended to be created thereunder.

Section 4.12 Environmental Matters. WGRAH will, and will cause each of its Subsidiaries to, comply with all Environmental Laws and Environmental Permits binding upon them, except to the extent that non-compliance could not, individually or in the aggregate, reasonably be expected to result in a WGRAH Material Adverse Change.

Section 4.13 Performance of Documents; Entry Into Written Midstream Agreements.

(a) WGRAH will (i) perform and observe in all material respects all of the terms and provisions of, and obligations under, each Transaction Agreement (other than Midstream Agreements) to be performed or observed by it, (ii) maintain, to the extent it has the capacity to do so, each Transaction Agreement (other than Midstream Agreements) to which it is a party in full force and effect, (iii) promptly enforce in all material respects its rights under each such Transaction Agreement (other than Midstream Agreements) in accordance with its terms, and (iv) upon request of Trinity, make to each other party to each Transaction Agreement (other than Midstream Agreements) to which WGRAH is a party or a beneficiary such demands and requests for information and reports or for action as WGRAH is entitled to make under such Transaction Agreement.

(b) WGRAH will (i) promptly enforce its rights under each Midstream Agreement in accordance with its terms, except where failure to do so could not reasonably be expected to result in a WGRAH Material Adverse Change, and (ii) upon request of Trinity or the WGRAH Collateral Agent during the existence of an Event of Default, make to each other party to each Midstream Agreement to which WGRAH is a party or a beneficiary such demands and requests for information and reports or for action as WGRAH is entitled to make under such Midstream Agreement.

(c) WGRAH will, and will cause each of its relevant Subsidiaries to, enter into written contracts that are binding and enforceable against all parties thereto, evidencing the Midstream Agreements with Affiliates, reflecting the commercial terms set forth on Schedule III-B, on or before the date that is 60 days after the Effective Date.

Section 4.14 Subsidiaries. WGRAH shall cause each of its Subsidiaries to be a party to a Subsidiary Guaranty. Contemporaneously with the creation or acquisition of any Subsidiary, to be effective upon such creation or acquisition, WGRAH shall cause (a) such Subsidiary to execute and deliver to Trinity a joinder to the Subsidiary Guaranty in substantially the form attached as Exhibit A to the Subsidiary Guaranty, with such changes as Trinity or the WGRAH Collateral Agent may reasonably request, (b) such Subsidiary to deliver to Trinity and the WGRAH Collateral Agent evidence of its corporate, partnership, or limited liability company authority, as applicable, to enter into such documentation as Trinity or the WGRAH Collateral Agent may reasonably request, including, without limitation, if requested by Trinity, a legal opinion regarding the enforceability of such documentation, and (c) such Subsidiary to deliver to Trinity such other documentation, or authorize Trinity to take such other action, as is reasonably requested by Trinity or the WGRAH Collateral Agent in order to carry out the purposes of the WGRAH Loan Documents.

Section 4.15 Grant of Additional Security Upon a Security Trigger Event. Upon the occurrence of a Security Trigger Event, WGRAH shall, and shall cause each of its Subsidiaries to, (a) grant to Trinity or, if requested by Trinity, a collateral agent for the benefit of Trinity first-priority Liens over all WGRAH Property to secure the WGRAH Obligations, to the extent that such grant would not trigger ratable security provisions in agreements governing other Indebtedness of Anadarko and its Affiliates that would require the grant of a Lien on any WGRAH Property to secure such other Indebtedness, (b) execute and deliver to Trinity or such collateral agent such security agreements, mortgages, deeds of trust, account control agreements, financing statements, and such other documents as are reasonably requested by Trinity or such collateral agent to evidence or perfect such grant of Liens, (c) deliver to Trinity or such collateral agent, or otherwise grant control to Trinity or such collateral agent over, all such collateral in which a Lien may be perfected by control, (d) deliver to Trinity or such collateral agent evidence of its corporate, partnership, or limited liability company authority, as applicable, to enter into such documentation as Trinity or such collateral agent may reasonably request, including without limitation, if so requested, legal opinions covering such matters as are specified by Trinity or such collateral agent, and (e) take such other action, deliver such other documentation, and authorize Trinity or such collateral agent to take such other action, as is reasonably requested by Trinity or such collateral agent.

Section 4.16 Amendments Upon Anadarko Credit Event, Etc. At any time after the occurrence and during the continuation of an Anadarko Credit Event, an Event of Default, or a Liquidating Event, Trinity may change the pricing of the WGRAH Loan if Trinity or any of its successors or assigns determines that such change is advisable in order to sell the entire WGRAH Loan at par, and may amend the WGRAH Loan Documents to add terms customary for a syndicated multibank term loan facility and necessary or reasonably desirable for the remarketing of the WGRAH Loan as a syndicated multibank term loan facility. WGRAH hereby agrees that (a) it will, and will cause each of its Subsidiaries to, promptly following notice thereof, execute any amendment to the WGRAH Loan Documents reasonably requested by Trinity or its successors or assigns to effect such changes, and (b) any failure to do so shall be an Event of Default hereunder.

Section 4.17 Post-Closing Requirements. WGRAH shall, and shall cause each of its Subsidiaries to, perform all duties and obligations specified on Schedule IV, to the reasonable satisfaction of the Pecos First Lien Agent, within the time limitations stated in Schedule IV.

Article V

NEGATIVE COVENANTS

WGRAH covenants and agrees with Trinity that:

Section 5.01 Liens. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or suffer to exist any Lien upon any WGRAH Property, whether now owned or hereafter acquired, other than Permitted Liens.

Section 5.02 Investments. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or hold any Investments except the following:

(a) any Investment in (i) WGR, so long as no Default, Event of Default, or Anadarko Credit Event exists at the time of such Investment or would be caused thereby, (ii) WGRAH, or (iii) any WGRAH Loan Party;

(b) any Investment in Cash Equivalents;

(c) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.05;

(d) any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of WGRAH or any of its Subsidiaries, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by WGRAH or any of its Subsidiaries with respect to any claim against any other Person;

(e) any Investment consisting of extensions of credit including, without limitation, accounts receivables or notes receivables arising from the grant of trade credit or prepayments or similar transactions, if created or acquired in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments in the form of, or pursuant to, joint ventures, partnership agreements, processing agreements, contracts for the transportation or exchange of oil and natural gas, or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business;

(g) Investments in any (i) Person in which WGRAH or any of its Subsidiaries, directly or indirectly, owns Equity Interests to provide for the operation, maintenance or working capital of such Person or pursuant to Capital Commitments, in an aggregate amount not to exceed $10,000,000 in any calendar year, or (ii) Investments in any Proportionately Consolidated Interests consisting of the payment of the proportional share of operating expenses through joint interest billings pursuant to applicable construction and operating agreements;

(h) any Guarantees permitted to be incurred pursuant to Section 5.03(d); and

(i) Permitted Pledged Account Investments.

Section 5.03 Indebtedness. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness owed to (i) Anadarko or any Subsidiary of Anadarko so long as such Indebtedness is Subordinated to the WGRAH Obligations, (ii) WGRAH, or (iii) any Subsidiary of WGRAH;

(b) Indebtedness under the WGRAH Loan Documents;

(c) obligations to pay the deferred purchase price of goods or services, or progress payments in connection with such goods and services, including Midstream Assets but excluding the Anadarko Contributions, so long as such obligations are incurred in the ordinary course of business; and

(d) any Guarantee of Indebtedness, which Indebtedness is otherwise permitted pursuant to this Section 5.03.

Section 5.04 Fundamental Changes.

(a) WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, consolidate or merge with or into another Person, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (whether now owned or hereafter acquired) of WGRAH and its Subsidiaries taken as a whole, in one or more related transactions, to another Person except that:

(i) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary of WGRAH may merge with or dissolve into (A) WGRAH, provided that WGRAH shall be the continuing or surviving Person or (B) any one or more other Wholly Owned Subsidiaries of WGRAH; and

(ii) in connection with any Asset Sale permitted under Section 5.05, pursuant to which a Subsidiary of WGRAH shall cease to be a Subsidiary of WGRAH, such Subsidiary may dissolve, liquidate, consolidate or merge with or into any other Person or permit any other Person to merge into or consolidate with it;

provided that in each case, immediately after giving effect thereto, in the case of any such merger, consolidation or dissolution to which WGRAH is a party, WGRAH is the surviving or continuing Person; and

(b) WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person;

provided that this Section 5.04 shall not apply to any sale, transfer, assignment, conveyance, lease or other Disposition of properties or assets between or among WGRAH Loan Parties, so long as all of the Collateral immediately prior to such sale, transfer, assignment, conveyance, lease or other Disposition continues to be pledged, transferred, and assigned to the WGRAH Collateral Agent under the WGRAH Security Documents, and such pledge, transfer, and assignment to the WGRAH Collateral Agent continues to be perfected in accordance with the terms thereof, in each case after giving effect to such sale, transfer, assignment, conveyance, lease, or other Disposition.

Section 5.05 Asset Sales. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(a) WGRAH or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (as determined by WGRAH in good faith);

(b) WGRAH shall be in compliance, on a pro forma basis after giving effect to such Asset Sale and any substantially contemporaneous repayment of the WGRAH Loan, with the covenant set forth in Section 5.10, as recomputed as at the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 4.01(a) or (b) as if such Asset Sale and repayment of the WGRAH Loan had occurred on the first day of the applicable Measurement Period; and

(c) WGRAH makes any mandatory prepayment required in connection with such Asset Sale under Section 2.05.

Section 5.06 Restricted Payments. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, except for the following:

(a) the payment by any Person of any dividend solely in the common stock or other common Equity Interests of such Person; and

(b) so long as no Default, Event of Default, or Anadarko Credit Event has occurred and is continuing or would be caused thereby, any other Restricted Payment.

Section 5.07 Change in Nature of Business. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, engage in any line of business other than Permitted Business.

Section 5.08 Transactions with Affiliates. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any Affiliate Transaction, unless such Affiliate Transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of WGRAH or the relevant Subsidiary, and (c) on terms that are no less favorable (as reasonably determined by WGRAH) to WGRAH or the relevant Subsidiary than those that would have been obtained in a comparable transaction by WGRAH or such Subsidiary with an unrelated Person. The foregoing notwithstanding, Section 5.08 shall not apply to Investments in Affiliates that are permitted pursuant to Section 5.02 or Restricted Payments that are permitted pursuant to Section 5.06.

Section 5.09 Burdensome Agreements. WGRAH shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other WGRAH Loan Document or any agreement with, or any agreement resulting from, the application of any law by any Governmental Authority) that limits the ability (a) of any Subsidiary to make Restricted Payments to WGRAH or any Subsidiary or to otherwise transfer property to or invest in WGRAH or any Subsidiary, (b) of any Subsidiary to Guarantee the Indebtedness of WGRAH, or (c) of WGRAH or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person. The restrictions in this Section 5.09 will not apply to encumbrances or restrictions existing under or by reason of:

(i) customary encumbrances and restrictions entered into in the ordinary course of business that are not more restrictive, taken as a whole, than the encumbrances existing on the date hereof;

(ii) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(iii) any agreement for the sale or other disposition of the stock or assets of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

(iv) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(v) restrictions on cash or other deposits or net worth or other similar requirements imposed by customers under contracts entered into in connection with a Permitted Business;

(vi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which WGRAH or any Subsidiary is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of WGRAH or such Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of WGRAH or such Subsidiary or the assets or property of any other Subsidiary;

(vii) customary provisions in joint venture, stockholder, membership, limited liability company or partnership agreements or organizational documents relating to joint ventures; and

(viii) any encumbrance or restriction of the type referred to in clauses (a), (b) or (c) of this Section 5.09 (except to the extent that any of clauses (i) through (vii) of this Section 5.09 refers or applies only to certain of such clauses (a), (b) or (c), and, in such case, only to such applicable clause), imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vii) of this Section 5.09; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, when taken as a whole, in the good faith judgment of the chief financial officer of WGRAH, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 5.10 Financial Covenant. WGRAH shall not permit the Debt/EBITDA Ratio for any Measurement Period ending on or before the relevant dates indicated below to exceed :

Measurement Period ending:	Maximum Debt/EBITDA:
on or before March 31, 2008	6.0
June 30, 2008 through September 30, 2008	5.5
December 31, 2008 through March 31, 2009	5.0
June 30, 2009 through March 30, 2011	4.5
June 30, 2011 through March 30, 2012	4.0
June 30, 2012 and thereafter	3.5

Section 5.11 Amendment, Etc., of Transaction Agreements.

(a) WGRAH shall not, and shall not permit any of its Subsidiaries to, (i) cancel or terminate, or consent to or accept any cancellation or termination of, any WGRAH Loan Document, (ii) forgive any obligation under, or amend, modify, or change in any manner any term or condition of any WGRAH Loan Document, (iii) give any consent, waiver, or approval under any WGRAH Loan Document, (iv) waive any default under or any breach of any term or condition of any WGRAH Loan Document, or (v) agree in any manner to any other amendment, modification or change of any term or condition of any WGRAH Loan Document, in each case other than any amendment, supplement, cancellation, termination, consent, approval, waiver, forgiveness, or modification, or agreement with respect thereto, in each case consented to or waived in writing by Trinity.

(b) WGRAH shall not, and shall not permit any of its Subsidiaries to, (i) forgive any obligation under, or amend, modify, or change in any manner any term or condition of any Midstream Agreement with an Affiliate of Anadarko, (ii) give any consent, waiver, or approval under any Midstream Agreement with an Affiliate of Anadarko, (iii) waive any default under or any breach of any term or condition of any Midstream Agreement with an Affiliate of Anadarko, or (iv) agree in any manner to any other amendment, modification or change of any term or condition of any Midstream Agreement with an Affiliate of Anadarko, in each case other than (x) any amendment, supplement, cancellation, termination, consent, approval, waiver, forgiveness, or modification, or agreement with respect thereto, in each case consented to or waived in writing by Trinity or (y) except where such action could not reasonably be expected to result in a WGRAH Material Adverse Change.

Section 5.12 Acquisitions and Sale Leaseback Transactions. WGRAH shall not, and shall not permit any of its Subsidiaries to, make any Acquisition or sale leaseback transaction other than a Permitted Acquisition.

Section 5.13 Hedge Agreements. WGRAH shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Agreements. Section 5.2(n)(ii) of the Sponsor Agreement shall not be prohibited by this Section 5.13.

Article VI

CONDITIONS OF LENDING

Section 6.01 Conditions Precedent to this Agreement. The obligation of Trinity to make the WGRAH Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02) (such date, the “Effective Date”):

(a) An appropriate, fully executed WGRAH Note is issued payable to the order of Trinity and delivered to Trinity.

(b) Trinity (or its counsel) shall have received the following:

(i) fully executed counterparts of this Agreement signed on behalf of each party hereto;

(ii) a fully executed Subsidiary Guaranty;

(iii) a fully executed WGRAH Security Agreement;

(iv) a fully executed WGRAH Account Control Agreement;

(v) a fully executed WGRAH Collateral Agent Fee Letter;

(vi) fully executed WGRAH Loan Documents (other than those listed above);

(vii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that Trinity may deem necessary or desirable in order to perfect the Liens created under the WGRAH Security Documents; and

(c) Trinity (or its counsel) shall have received a certificate of a Responsible Officer of WGRAH (i) that prior to and after the making of the WGRAH Loan, the representations and warranties contained in Section 3.01 are true and accurate on and as of the Effective Date, and (ii) that no event has occurred and is continuing or would result from the proposed borrowing, which constitutes an Event of Default or a Default.

(d) Trinity (or its counsel) shall have received a certificate of a Responsible Officer of WGRAH setting forth and certifying the accuracy of an estimated calculation of the Debt/EBITDA Ratio as of January 1, 2008, using an estimate of Consolidated EBITDA made in good faith and based on reasonable assumptions, in form and substance and to a level of detail satisfactory to Trinity.

(e) Trinity (or its counsel) shall have received such evidence of the good standing of WGRAH and each Subsidiary and the authority of WGRAH and each Subsidiary to execute, deliver and perform this Agreement and the other WGRAH Loan Documents as Trinity may reasonably request, including a secretary’s certificate of each of WGRAH and each Subsidiary certifying and attaching the Organizational Documents, resolutions, and incumbency of such Person.

(f) Trinity (or its counsel) shall have received the Insurance Certificates required by Section 4.05(b).

(g) No event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to constitute a WGRAH Material Adverse Change has occurred.

(h) Holdings shall be the Trinity Class A Member and shall have made all required Capital Contributions to Trinity, and Pecos shall be the Trinity Class B Member and shall have made all required Capital Contributions to Trinity.

(i) All agreements related to, and the capital and legal structure of, WGRAH and its Subsidiaries (including, but not limited to, the Transaction Agreements) and all their Organizational Documents shall be reasonably satisfactory to Trinity.

(j) All necessary governmental and third-party approvals in connection with the transactions contemplated in the Transaction Agreements shall have been received, except for such governmental and third party approvals that, pursuant to the provisions hereof or the Transaction Agreements, are not required to be obtained on or prior to the Effective Date.

(k) There are no actions, suits, or proceedings pending or, to the knowledge of WGRAH or its Subsidiaries, threatened against or involving WGRAH or any of its Subsidiaries, or any Anadarko Contributions, or affecting any of their respective properties, assets, rights or businesses in any court, or before any arbitrator of any kind, or before or by any Governmental Authority as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a WGRAH Material Adverse Change.

(l) Trinity shall be reasonably satisfied with all legal issues including tax and regulatory matters relating to the Transaction Agreements and the transactions contemplated therein.

(m) Trinity and the WGRAH Collateral Agent shall have received evidence that the Pledged Account has been established with the Depository Bank.

(n) Trinity and the WGRAH Collateral Agent shall have received all fees and other amounts due and payable on the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees and expenses of legal counsel) required to be reimbursed or paid by WGRAH hereunder.

(o) Trinity shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, special US counsel to WGRAH in form and substance satisfactory to Trinity. In rendering such opinion, Akin Gump Strauss Hauer & Feld LLP may assume matters covered by other opinions delivered hereunder and may state that they have relied as to certain matters on information obtained from public officials and officers of WGRAH.

(p) Trinity (or its counsel) shall have received a favorable opinion of an associate general counsel or the general counsel of WGRAH, to the effect that:

(i) WGRAH is validly existing and in good standing under the laws of the State of Delaware and each Subsidiary that is a party to any WGRAH Loan Document is validly existing and in good standing under the laws of its jurisdiction of organization;

(ii) this Agreement and the other WGRAH Loan Documents have been duly authorized, executed and delivered by WGRAH and each Subsidiary that is a party thereto;

(iii) WGRAH is qualified to do business as a foreign limited liability company and is in good standing in the States of Arizona, Colorado, Kansas, Oklahoma, Texas, Utah, and Wyoming, and each Subsidiary is qualified to do business as a foreign corporation, partnership, or limited liability company and is in good standing in each jurisdiction where the ownership of its Property or the conduct of its business requires it to be so qualified;

(iv) the execution, delivery and performance by WGRAH and each of its Subsidiaries of this Agreement and by WGRAH and each of its Subsidiaries of each other WGRAH Loan Document to which it is party will not violate the WGRAH Company Agreement or the applicable Organizational Documents of any such Subsidiary, as in effect on the date of such opinion;

(v) the execution, delivery and performance of this Agreement and the other WGRAH Loan Documents by WGRAH and its Subsidiaries will not (A) violate any provision of any Applicable Law or (B) violate any provision of any indenture, loan agreement or other similar agreement or instrument known to such counsel (having made due inquiry with respect thereto) binding on WGRAH or any such Subsidiary or affecting their respective property; and

(vi) to the knowledge of such counsel (having made due inquiry with respect thereto), there is no proceeding pending or threatened before any court or administrative agency which, in the opinion of such counsel, which, if adversely determined, could reasonably be expected to result in a WGRAH Material Adverse Change.

In rendering such opinion, the associate general counsel or the general counsel of WGRAH shall opine only as to matters governed by the federal laws of the United States of America, the laws of the State of Texas and the DGCL. Such counsel may also state that he/she has relied on certificates of public officials, certificates of officers of WGRAH and other sources believed by him/her to be responsible.

Article VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If one or more of the following events or conditions (“Events of Default”) shall occur and be continuing:

(a) WGRAH shall (i) default in any payment of principal of the WGRAH Loan when and as the same shall become due and payable, or (ii) default in any payment of interest on the WGRAH Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default under this clause (ii) shall continue for a period of three (3) Business Days;

(b) any representation or warranty or certification made or deemed to be made by WGRAH or any Subsidiary in any WGRAH Loan Document or in any certificate or report prepared by or furnished by or on behalf of WGRAH or any Subsidiary shall prove to have been incorrect in any material respect when made or deemed made;

(c) WGRAH shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02(a), Section 4.04, Section 4.05, Section 4.06, Section 4.15, Section 4.16, Article V, or Section 8.02(a);

(d) Anadarko shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(i) or Section 5.2(n) of the Sponsor Agreement;

(e) WGRAH, Anadarko, or any Subsidiary shall default in the performance of any other term, condition, covenant or agreement contained in any WGRAH Loan Document (except as set forth in Section 7.01(a), Section 7.01(c), or Section 7.01(d)) required to be performed by it and such default shall continue unremedied for a period of thirty (30) days after written notice thereof, specifying such default and requiring it to be remedied, shall have been received by WGRAH from Trinity;

(f) WGRAH or any Subsidiary shall (i) default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $100,000,000 (other than the WGRAH Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall permit such Indebtedness to be declared due and payable prior to its stated maturity;

(g) WGRAH or any Significant Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;

(h) a proceeding or case shall be commenced, without the application or consent of WGRAH or any Significant Subsidiary in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days (or such longer period, so long as WGRAH or such Significant Subsidiary shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against WGRAH or such Significant Subsidiary;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against WGRAH, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of WGRAH or any Subsidiary to enforce any such judgment;

(j) any provision of the WGRAH Loan Agreement, the WGRAH Security Agreement, the WGRAH Account Control Agreement, or the Sponsor Agreement shall for any reason fail to be valid and binding on or enforceable against WGRAH, Anadarko, or any Subsidiary that is a party thereto, or WGRAH, Anadarko, or any of their respective Affiliates shall so assert;

(k) any provision of any other WGRAH Loan Document not specified in clause (j) above shall for any reason fail to be valid and binding on or enforceable against WGRAH, Anadarko, or any Subsidiary that is a party thereto, or WGRAH, Anadarko, or any of their respective Affiliates shall so assert, and the consequence of such failure to be valid, binding, and enforceable could reasonably be expected to result in a Material Adverse Change;

(l) a Liquidating Event shall have occurred;

(m) any Person who holds an Equity Interest in WGRAH shall transfer its interest therein so that as a result of any such transfer WGRAH is caused to be required to be registered as an “investment company” within the meaning of the Investment Company Act;

(n) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a WGRAH Material Adverse Change;

(o) any Change of Control shall occur; or

(p) WGRAH fails to have entered into binding and enforceable written contracts evidencing the Midstream Agreements listed on Schedule III-B, which written contracts shall meet the requirements and reflect the commercial terms set forth on Schedule III-B, on or before the date that is 60 days after the Effective Date;

(q) there occurs any change to the terms of any Midstream Agreement with an Affiliate of Anadarko, or termination or nonrenewal of any Midstream Agreement with an Affiliate of Anadarko, that could reasonably be expected to result in a WGRAH Material Adverse Change, individually or in the aggregate with all other such changes, terminations, and nonrenewals; or

(r) the WGRAH Collateral Agent shall, at any time, not have a valid and perfected first-priority security interest in the Collateral (other than as a result of Permitted Collateral Liens);

then and in each and every case Trinity, by notice in writing to WGRAH, may declare the unpaid balance of the WGRAH Loan and any other WGRAH Obligations to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived by WGRAH; provided that in the case of Section 7.01(f) or (g) above, the WGRAH Loan and any other WGRAH Obligations shall forthwith be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by WGRAH. After the WGRAH Loan becomes due and payable pursuant to the foregoing sentence, Trinity shall have the right to appoint a receiver or liquidator to liquidate the Properties of WGRAH and its Subsidiaries. Trinity and the WGRAH Collateral Agent shall have, in addition to all other rights and remedies under the WGRAH Loan Documents or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Without limiting the foregoing, after the occurrence of an Event of Default, (i) Trinity may direct the WGRAH Collateral Agent to apply all or any part of the credit balance in the Pledged Account in prepayment of any WGRAH Obligations, and the WGRAH Collateral

Agent may so apply such credit balance; (ii) Trinity may make such demands on the Anadarko Capital Contribution Obligations and direct the WGRAH Collateral Agent to liquidate such Permitted Pledged Account Investments as are necessary to pay the WGRAH Obligations then due and payable, whether by acceleration or otherwise; and (iii) to the extent that Anadarko or its Affiliates have arranged to have letters of credit issued for the benefit of WGRAH in respect of any obligations owing to WGRAH by Anadarko or such Affiliates (including the Anadarko Capital Contribution Obligations), the WGRAH Collateral Agent shall be entitled to draw under such letters of credit in compliance therewith and shall draw upon such letters of credit at the direction of Trinity.

Section 7.02 Application of Funds. After the exercise of remedies provided for above (or after the WGRAH Loan has automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the WGRAH Obligations shall be applied by Trinity in the following order of priority (without duplication):

First, to accrued and unpaid Pecos Additional Financing Costs then due and payable;

Second, to accrued and unpaid interest then due and payable under this Agreement;

Third, to the repayment of principal of the WGRAH Loan;

Fourth, to accrued but unpaid Pecos Transaction Costs then due and payable;

Fifth, to any other payment to be made by WGRAH or its Subsidiaries on such date; and

Sixth, the balance (if any) to WGRAH.

Article VIII

PLEDGED ACCOUNT

Section 8.01 Maintaining the Pledged Account.

(a) WGRAH shall maintain the Pledged Account with the Depository Bank, each such account to be in the name of WGRAH, but subject to the sole dominion and control of the WGRAH Collateral Agent.

(b) It shall be a term and condition of the Pledged Account that, notwithstanding any term or condition to the contrary in any other agreement relating to the Pledged Account, no amount (including interest on Permitted Pledged Account Investments held in the Pledged Account) shall be paid or released from the Pledged Account to or for the account of, or withdrawn by or for the account of, WGRAH, any Subsidiary, or any other Person; provided that (i)WGRAH may (by requesting that Trinity instruct the Collateral Agent to) invest amounts standing to the credit of the Pledged Account in Permitted Pledged Account Investments in accordance with Section 8.03; and (ii) withdrawals may be made from the Pledged Account in accordance with Section 8.04; and

(c) The Pledged Account shall be subject to Applicable Laws and applicable regulations of any competent banking authority, as may now or hereafter be in effect.

(d) Trinity shall give all necessary directions to the WGRAH Collateral Agent to effect the payments, withdrawals, or investments under this Section 8.01, and the WGRAH Collateral Agent may rely on such directions as certifying that the requirements of the Transaction Agreements have been met with respect to such payments, withdrawals, and investments.

(e) The WGRAH Collateral Agent shall (and WGRAH agrees not to take any action inconsistent with any such action by the WGRAH Collateral Agent) hold all funds in the Pledged Account for application, pursuant to Section 8.04 hereof, as directed by Trinity.

(f) WGRAH hereby acknowledges and agrees that the WGRAH Collateral Agent has sole dominion and control of the Pledged Account. WGRAH agrees not to take any action inconsistent with the preceding sentence.

Section 8.02 Deposit of Funds into the Pledged Accounts.

(a) WGRAH shall deposit, or shall cause to be deposited, into the Pledged Account forthwith upon receipt thereof all amounts received by it or any of its Subsidiaries in connection with, or payable to it or any of its Subsidiaries on account of, the Anadarko Capital Contribution Obligations.

(b) On or prior to the Effective Date, WGRAH shall obtain from Anadarko an agreement in writing (which agreement may be contained in the Sponsor Agreement) by Anadarko, for itself and its Affiliates, to deposit all amounts payable by Anadarko and its Affiliates to WGRAH or any of its Subsidiaries in respect of the Anadarko Capital Contribution Obligations directly into the Pledged Account.

(c) WGRAH shall cause the WGRAH Collateral Agent to promptly notify WGRAH and Trinity of any such deposit made pursuant to this Section 8.02 and to provide to WGRAH and Trinity monthly reports of holdings and transactions in the Pledged Account during any month when amounts are on deposit in the Pledged Account.

Section 8.03 Permitted Pledged Account Investments.

(a) Provided no Event of Default or Incipient Event has occurred and is continuing, WGRAH may, subject to the provisions set forth in Section 8.01 concerning withdrawals and Section 8.04 concerning transfers, from time to time direct Trinity to direct the WGRAH Collateral Agent to:

(i) invest amounts on deposit in the Pledged Account in such Cash Equivalents as WGRAH may select; and

(ii) to the extent practicable, invest interest and other earnings paid on the Permitted Pledged Account Investments referred to in Section 8.03(a)(i) above and reinvest other proceeds of any such Cash Equivalents, in each case, in such Cash Equivalents as WGRAH may select

(the Cash Equivalents referred to in Sections 8.03(a)(i) and (ii) above being the “Permitted Pledged Account Investments”); provided that the WGRAH Collateral Agent shall (at the direction of the Liquidator or, if no Liquidator has been appointed, at the direction of Trinity) liquidate, convert or call in, or demand payment of, any Permitted Pledged Account Investment prior to its maturity, in connection with an exercise by the WGRAH Collateral Agent of the rights and remedies available under the WGRAH Loan Documents. WGRAH will give all necessary directions to Trinity and the WGRAH Collateral Agent to effect the investments made by WGRAH pursuant to this Section 8.03(a).

(b) Interest and proceeds that are not invested or reinvested as provided in Section 8.03(a) above shall be deposited and held in the Pledged Account.

(c) The WGRAH Collateral Agent shall, as directed by Trinity (at the request of WGRAH) and to the extent reasonably practicable, dispose of investments in the Pledged Accounts so as to minimize any loss on such investments, but in no event shall the WGRAH Collateral Agent be liable for any losses incurred as the result of any sale or disposition of Permitted Pledged Account Investments, and WGRAH hereby releases the WGRAH Collateral Agent from any liability arising out of, or in connection with, any investment or liquidation or conversion made by it hereunder, except where such liability arises from the WGRAH Collateral Agent’s gross negligence or willful misconduct, as determined in a final, nonappealable judgment by a court of competent jurisdiction.

Section 8.04 Transfers from the Pledged Account During an Event of Default and on the WGRAH Maturity Date.

(a) During the continuation of an Event of Default, upon direction from Trinity, the WGRAH Collateral Agent shall (and WGRAH agrees not to take any action inconsistent with such action by the WGRAH Collateral Agent) transfer (free from any Lien under the WGRAH Loan Documents) to the Trinity Operating Account all amounts on deposit in the Pledged Account and such proceeds, such transfer to be applied as set forth in Section 7.02.

(b) On the WGRAH Maturity Date, the WGRAH Collateral Agent shall (and WGRAH agrees not to take any action inconsistent with such action by the WGRAH Collateral Agent) transfer (free from any Lien under the WGRAH Loan Documents) to the Trinity Operating Account all amounts on deposit in the Pledged Account and such proceeds, such transfer to be applied as set forth in Section 7.02.

Article IX

WGRAH COLLATERAL AGENT

Section 9.01 Authorization and Action. Trinity hereby appoints and authorizes Citibank, N.A., Agency & Trust, as the WGRAH Collateral Agent hereunder to take such action as WGRAH Collateral Agent on its behalf and to exercise such powers under this Agreement and the other WGRAH Loan Documents as are expressly delegated to the WGRAH Collateral Agent by the terms hereof and thereof. The WGRAH Collateral Agent agrees to take any actions or exercise any powers or remedies provided for it under the WGRAH Loan Documents if so instructed by Trinity; provided, however, that the WGRAH Collateral Agent shall not be required to take any action that exposes it to personal liability, requires it to advance or expend funds, or that is contrary to this Agreement, the WGRAH Loan Documents, or Applicable Law. As to any matters not expressly provided for by the WGRAH Loan Documents, including enforcement or collection of the Indebtedness resulting from the WGRAH Loan and enforcement of this Agreement, the WGRAH Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Trinity and such instructions shall be binding upon Trinity; provided, however, that the WGRAH Collateral Agent shall not be required to take any action that exposes it to personal liability, requires it to advance or expend funds, or that is contrary to this Agreement or Applicable Law. The WGRAH Collateral Agent agrees to give to Trinity prompt notice of each notice and copies of all other documents (if any) given to it by WGRAH and its Subsidiaries pursuant to the terms of this Agreement and the other WGRAH Loan Documents. Notwithstanding anything to the contrary contained herein, the WGRAH Collateral Agent shall not be required to take any actions or exercise any right or remedy hereunder, unless so directed by Trinity.

Section 9.02 WGRAH Collateral Agent’s Reliance, Etc. Neither the WGRAH Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the WGRAH Loan Documents, except for its or their own gross negligence or willful misconduct, and Trinity agrees that it will not assert or seek to assert any claim it might have against any of them in violation of this provision. Without limiting the generality of the foregoing:

(a) the WGRAH Collateral Agent may consult with legal counsel (including counsel for WGRAH), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b) the WGRAH Collateral Agent makes no warranty or representation to Trinity and shall not be responsible to Trinity for any statements, warranties or representations made in or in connection with the WGRAH Loan Documents;

(c) the WGRAH Collateral Agent shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any WGRAH Loan Document on the part of WGRAH or any Subsidiary or to inspect the property (including the books and records) of WGRAH or any Subsidiary;

(d) the WGRAH Collateral Agent shall not be responsible to Trinity for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of any WGRAH Loan Document or any other instrument or document furnished pursuant hereto or thereto;

(e) the WGRAH Collateral Agent shall not be liable under or in respect of any WGRAH Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) believed by it to be genuine and signed or sent by the proper party or parties;

(f) the WGRAH Collateral Agent shall not be liable to Trinity for any losses incurred as the result of any sale or disposition of Permitted Pledged Account Investments or the transfer of any funds pursuant to the terms hereof;

(g) the WGRAH Collateral Agent makes no representation or warranty and shall have no responsibility concerning the value or validity of the Collateral or the validity or the perfection of the pledge thereof; and

(h) notwithstanding any other provision of the Transaction Agreements, the WGRAH Collateral Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, or (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians selected by it with due care; provided that any such selection made by the WGRAH Collateral Agent at the direction of Trinity shall be deemed made with due care.

Section 9.03 Trinity Credit Decision. Trinity acknowledges that it has, independently and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Trinity also acknowledges that it will, independently and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.04 Fee. WGRAH shall pay the WGRAH Collateral Agent an annual fee in the amount set out in and pursuant to the terms of the WGRAH Collateral Agent Fee Letter.

Article X

MISCELLANEOUS

Section 10.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to WGRAH, to it care of Anadarko at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Treasurer, Telecopy No. (832) 636-5029; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380.

(b) if to Trinity, to it care of Anadarko at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Treasurer, Telecopy No. (832) 636-5029; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380.

(c) if to the WGRAH Collateral Agent, at Citibank, N.A., Global Transaction Services, 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Jenny Cheng, Telecopy No. (212) 816-5544; messenger delivery to 388 Greenwich Street, 14th Floor, New York, New York 10013.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02 Waivers; Amendments.

(a) No failure or delay by Trinity or the WGRAH Collateral Agent in exercising any right or power hereunder or under the other WGRAH Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Trinity and the WGRAH Collateral Agent provided herein are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by WGRAH therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a WGRAH Loan shall not be construed as a waiver of any Event of Default, regardless of whether Trinity or the WGRAH Collateral Agent may have had notice or knowledge of such Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by WGRAH and Trinity; provided that, if the amendment, waiver, modification, or supplement relates to the rights or obligations of the WGRAH Collateral Agent under this Agreement, then the consent of the WGRAH Collateral Agent shall also be required.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) WGRAH shall pay (i) all reasonable out-of-pocket costs and expenses of Trinity and the WGRAH Collateral Agent, including the reasonable fees, charges and disbursements of counsel for Trinity and the WGRAH Collateral Agent, in connection with the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions (including the WGRAH Loan Transactions) contemplated hereby or thereby shall be consummated) and (ii) all costs and expenses incurred by Trinity and the WGRAH Collateral Agent, including the fees, charges and disbursements of any counsel for Trinity and the WGRAH Collateral Agent, in connection with the enforcement or protection of its rights under this Agreement and the other WGRAH Loan Documents, including its rights under this Section, or in connection with the WGRAH Loan made, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the WGRAH Loan.

(b) WGRAH shall indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any and all losses, claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, including the fees, charges and disbursements of any counsel for any Indemnified Person, incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution, delivery, negotiation, or preparation of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder, or the consummation of the WGRAH Loan Transactions or any other transactions contemplated hereby, (ii) the WGRAH Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnified Person, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Furthermore, WGRAH shall defend, indemnify, and hold harmless each Indemnified Person from and against any losses, claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (w) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, or any policies or requirements of the Agency or the Trustee, which are based upon or in any way related to such Hazardous Materials including, without limitation, attorney and consultant fees and expenses, investigation and laboratory fees, court costs, and litigation expenses. The foregoing indemnities shall expressly include any indemnified amounts attributable to the ordinary, sole or contributory negligence of any Indemnified Person, in each case to the extent not constituting gross negligence.

(c) All amounts due under this Section shall be payable promptly after written demand therefor together with a copy of the invoice(s) or other documentation setting forth in reasonable detail the amount demanded and the matter(s) to which it relates.

(d) The indemnities set forth in this Section 10.03 shall be in addition to any other obligations or liabilities of WGRAH hereunder or at common law or otherwise and shall survive the resignation or replacement of the WGRAH Collateral Agent, any assignment by Trinity of its rights hereunder, any Liquidating Event, the termination of this Agreement, the termination of the WGRAH Commitment, and the repayment, satisfaction or discharge of all the WGRAH Obligations.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.

(b) WGRAH may not assign or otherwise transfer any of its rights or obligations under this Agreement (and any attempted assignment or transfer by WGRAH without such consent shall be null and void).

(c) Trinity may, with Pecos’s consent, assign to one or more lenders or other entities (upon consultation with WGRAH) any or all of its rights and obligations under this Agreement.

(d) After the occurrence of a Liquidating Event or an Anadarko Credit Event, Trinity may, with Pecos’s consent, assign any or all of its rights or obligations under this Agreement to any Person.

(e) Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Persons of Trinity and the WGRAH Collateral Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by WGRAH herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the WGRAH Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Trinity may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the WGRAH Loan or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.10, Section 10.03, and this Section 10.05 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the WGRAH Loan or the termination of this Agreement or any other provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other WGRAH Loan Documents, and any separate letter agreements with respect to fees payable to Trinity or the WGRAH Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by Trinity and the WGRAH Collateral Agent and when Trinity shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If (a) an Event of Default shall have occurred and be continuing and (b) the principal of the WGRAH Loan has been accelerated, each of Trinity and the WGRAH Collateral Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Trinity or the WGRAH Collateral Agent to or for the credit or the account of WGRAH against any of and all the obligations of WGRAH now or hereafter existing under this Agreement held by Trinity or the WGRAH Collateral Agent, irrespective of whether or not Trinity or the WGRAH Collateral Agent shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Trinity and the WGRAH Collateral Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which Trinity or the WGRAH Collateral Agent may have. Upon the exercise by Trinity or the WGRAH Collateral Agent of its rights under this Section, Trinity or the WGRAH Collateral Agent, as applicable, shall notify WGRAH thereof.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE WGRAH NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM EITHER THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER WGRAH LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER WGRAH LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT TRINITY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST WGRAH OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10 WAIVER OF PUNITIVE DAMAGES, JURY TRIAL. EACH PARTY HERETO HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, (A) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE WGRAH LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, AND (B) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER WGRAH LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER WGRAH LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.11 Disclosure. Notwithstanding any other term hereof, Trinity, the WGRAH Collateral Agent, and their respective Representatives may disclose to any and all persons, without limitation of any kind, the corporate structure and U.S. tax treatment of the contemplated transaction, and all materials of any kind (including opinions or other tax analyses) relating to such corporate structure and U.S. tax treatment, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities law.

Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.13 USA Patriot Act Notice. Trinity hereby notifies WGRAH that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies WGRAH and its Subsidiaries, which information includes the name and address of WGRAH and such Subsidiaries and other information that will allow such Trinity to identify WGRAH and such Subsidiaries in accordance with the USA Patriot Act.

Section 10.14 Sponsor Note Option Agreement. This Agreement and the WGRAH Note are subject to the terms of the Sponsor Note Option Agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	WGR ASSET HOLDING COMPANY, LLC

	By:	/s/ Robert G. Gwin
	Name:	Robert G. Gwin
	Title:	President and Chief Executive Officer

LENDER:	TRINITY ASSOCIATES LLC

	By:	Trinity Associates Class A Holdings LLC, its Managing Member

	By:	/s/ Robert G. Gwin
	Name:	Robert G. Gwin
	Title:	President and Chief Executive Officer

[Signature Page – WGRAH Term Loan Agreement]

WGRAH COLLATERAL AGENT:	CITIBANK, N.A., AGENCY & TRUST

	By:	/s/ Jenny Cheng
	Name:	Jenny Cheng
	Title:	Vice President

[Signature Page – WGRAH Term Loan Agreement]

SCHEDULE I

SUBSIDIARIES

Name	Jurisdiction of Formation	Ownership
1. Anadarko Gathering Company LLC	Delaware	100% owned by WGRAH
2. Springfield Pipeline LLC	Texas	100% owned by WGRAH
3. Anadarko Wattenberg Company, LLC	Delaware	100% owned by WGRAH
4. Pinnacle Gas Treating LLC	Texas	100% owned by WGRAH
5. Anadarko Natural Gas Company LLC	Delaware	100% owned by WGRAH
6. Kerr-McGee Gathering LLC	Colorado	100% owned by WGRAH
7. Sabine Valley Pipeline LLC	Delaware	100% owned by WGRAH
8. Wamsutter Pipeline LLC	Delaware	100% owned by WGRAH
9. MIGC LLC	Delaware	100% owned by WGRAH
10. Mountain Gas Resources LLC	Delaware	100% owned by WGRAH
11. Western Gas Resources Texas LLC	Texas	100% owned by WGRAH
12. Western Gas Wyoming, L.L.C.	Wyoming	100% owned by WGRAH
13. WGR Holdings, LLC	Delaware	100% owned by WGRAH
14. Westport Field Services, LLC	Delaware	100% owned by WGRAH
15. Western Gas Operating, LLC	Delaware	100% owned by Western Gas Partners, LP
16. WGR Operating, LP	Delaware	0.01% General Partner interest owned by Western Gas Operating, LLC; 99.99% Limited Partner interest owned by Western Gas Partners, LP
17. Western Gas Holdings, LLC	Delaware	100% owned by WGR Holdings, LLC
18. Western Gas Partners, LP	Delaware	2% General Partner interest owned by Western Gas Holdings, LLC; 98% Limited Partner interest owned by WGR Holdings, LLC
19. Mountain Gas Transportation LLC	Delaware	100% owned by Mountain Gas Resources LLC

List of Significant Subsidiaries:

1. Anadarko Gathering Company LLC

2. Kerr-McGee Gathering LLC

3. Mountain Gas Resources LLC

4. Westport Field Services, LLC

Schedule I – Subsidiaries

SCHEDULE II

PROPERTIES

1.	WGR Asset Holding Company LLC

1.1.	West Texas Treating Facility – Includes the Gomez and Mitchell Puckett Plants and 550 miles of gathering system.

1.2.	Powder River Basin

(a)	CBM Gathering – 1,500-mile system located in the Powder River Basin of Northeast Wyoming.

(b)	Hilight Gas Plant – a gathering system and plant located in the Powder River Basin of Northeast Wyoming.

(c)	Newcastle – 50% jointly owned but operated plant and gathering system in Powder River Basin.

(d)	Reno Junction – an isometrization unit located in the Powder River Basin.

(e)	North Buck Draw – a compressor station located in the Powder River Basin.

1.3.	San Juan – a sour gas plant and gathering system located in the Four Corners Region of New Mexico, Arizona, Utah and Colorado.

1.4.	Equity/Joint Venture Interests

(a)	Atlantic Rim – a gathering system located in Sweetwater County, Wyoming. WGR Asset Holding Company LLC owns 50% working interest through a JV with Warren Resources.

(b)	Equity interests in Subsidiaries as set forth on Schedule I.

2.	Anadarko Gathering Company LLC

2.1.	Dew Gathering System – The 316-mile Dew gathering system is located in Anderson, Freestone, Leon and Robertson Counties of East Texas.

2.2.	Haley Gathering System – approximately 79-mile Haley gathering system is located in Loving County, Texas.

2.3.	Helper Gathering System – The 67-mile Helper gathering system, located in Carbon County, Utah.

Schedule II – Properties

2.4.	Clawson Gathering System – The 47-mile Clawson gathering system, located in Carbon and Emery Counties of Utah.

2.5.	Hugoton Gathering System – 1,752-mile Hugoton gathering system is primarily located in Seward, Stevens, Grant and Morton Counties of Southwest Kansas and Texas County in Oklahoma.

3.	Mountain Gas Resources LLC

3.1.	Granger Complex – consists of the Lincoln Road Plant, the Yellow Creek Plant and the Granger Gathering System. Located in the Southwest corner of Wyoming.

3.2.	Granger Straddle Plant – Processing plant located in Southwestern Wyoming that processes gas on Questar pipeline.

3.3.	Red Desert Complex – Located in the Sweetwater and Carbon Counties of Wyoming, the Red Desert gathers, compresses, treats, processes and fractionates natural gas and NGL’s.

3.4.	Wind River Gathering – Gathering system in Central Wyoming.

3.5.	Equity/Joint Venture Interests

(a)	Rendezvous – A 50% working interest in the gathering system, which gathers gas from the Pinedale and Jonah fields, and is operated by Questar.

(b)	Equity interests in Subsidiary as set forth on Schedule I.

4.	Pinnacle Gas Treating LLC

4.1.	Pinnacle System – consists of the Pinnacle gathering system and the Bethel treating plant providing service in Anderson, Freestone, Leon and Robertson Counties of East Texas.

5.	Springfield Pipeline LLC

5.1.	Tyler County – gathering system in Tyler, Polk and Jasper Counties of Texas.

6.	Sabine Valley Pipeline LLC

6.1.	Sabine Valley – gathering system located in Rusk, Gregg and Harrison Counties, Texas.

7.	MIGC LLC

7.1.	MIGC System – 264-mile interstate pipeline operating within the Powder River Basin of Wyoming and is regulated by the Federal Energy Regulatory Commission.

Schedule II – Properties

8.	Westport Field Services, LLC

8.1.	Natural Buttes Gathering System- Natural Buttes Gas Gathering System spans over 700 miles of gas gathering pipeline.

8.2.	Chapita Plant – Processing plant in Eastern Utah that processing gas from the Natural Buttes Field.

9.	Kerr-McGee Gathering LLC

Wattenberg – Gathering System located in the DJ Basin, northeast of Denver and includes the Fort Lupton Processing Plant.

10.	Western Gas Wyoming, L.L.C.

10.1.	Joint Venture Interests

(a)	Fort Union – The Fort Union partnership owns a gathering and treating system in the Powder River Basin. Western Gas Wyoming, L.L.C. owns a 14.81% stake and is the physical operator of the system.

11.	Western Gas Partners, LP

Equity interests (including partnership interests) in Subsidiaries as set forth on Schedule I.

12.	WGR Holdings, LLC

Equity interests (including partnership interests) in Subsidiaries as set forth on Schedule I.

13.	Western Gas Operating, LLC

Partnership interest in Subsidiary as set forth on Schedule I.

14.	Western Gas Holdings, LLC

Partnership interest in Subsidiary as set forth on Schedule I.

Schedule II – Properties

SCHEDULE III-A

MATERIAL MIDSTREAM AGREEMENTS

WITH AFFILIATES

(IN WRITTEN FORM ON THE EFFECTIVE DATE)

See attached.

Schedule III-A – Midstream Agreements (Written)

SCHEDULE III-(A) TO WGRAH TERM LOAN AGREEMENT

MATERIAL MIDSTREAM AGREEMENTS – WRITTEN ON THE EFFECTIVE DATE

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

1	Helper Gas Gathering Agreement	Anadarko Gathering Company LLC (“Gatherer”) Anadarko Petroleum Corporation (“Shipper”)	Shipper dedicates and delivers dedicated production to the system and Gatherer receives, accepts, gathers and re-delivers dedicated production	Carbon County, Utah	Effective 1/1/08 to 1/1/18; year- to-year automatic renewal thereafter, with 90 day notice of termination

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							• $0.575/ MMBtu escalating at 3% per annum • $150 gathering fee (or actual cost) per receipt point per month Option to adjust the rate if 15% difference in expected volume	Unrestricted to affiliates; consent required for third-party transfer

2	Dew Gas Gathering Agreement	Anadarko Gathering Company LLC (“Gatherer”) Anadarko Petroleum Corporation (“Shipper”)	Shipper dedicates and delivers dedicated production to the system and Gatherer receives, accepts, gathers and re-delivers dedicated production	Anderson, Freestone, Leon, Limestone and Robertson Counties, Texas	Effective 1/1/08 to 1/1/18; year- to-year automatic renewal thereafter, with 90 day notice of termination.

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							• $0.399/ MMBtu escalating at 3% per annum • $150 gathering fee (or actual cost) per receipt point per month Option to adjust the rate if 15% difference in expected volume	Unrestricted to affiliates; consent required for third-party transfer

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

3	Hugoton Gas Gathering Agreement	Anadarko Gathering Company LLC (“Gatherer”) Anadarko Petroleum Corporation (“Shipper”)	Shipper dedicates and delivers dedicated production to the system and Gatherer receives, accepts, gathers and re-delivers dedicated production	Grant, Haskell, Meade, Morton, Seward, Stevens Counties, Kansas and Texas County, Oklahoma	Effective 1/1/08 to 1/1/18; year- to-year automatic renewal thereafter, with 90 day notice of termination

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							• $0.795/ MMBtu escalating at 3% per annum • $150 gathering fee (or actual cost) per receipt point per month Option to adjust the rate if 15% difference in expected volume	Unrestricted to affiliates; consent required for third-party transfer

4	Clawson Springs Gas Gathering Agreement	Anadarko Gathering Company LLC (“Gatherer”) Anadarko Petroleum Corporation (“Shipper”)	Shipper dedicates and delivers dedicated production to the system and Gatherer receives, accepts, gathers and re-delivers dedicated production	Carbon and Emery Counties, Utah	Effective 1/1/08 to 1/1/18; year- to-year automatic renewal thereafter, with 90 day notice of termination

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							• $1.148/ MMBtu escalating at 3% per annum • $150 gathering fee (or actual cost) per receipt point per month Option to adjust the rate if 15% difference in expected volume	Unrestricted to affiliates; consent required for third-party transfer

5	Haley Gas Gathering Agreement	Anadarko Gathering Company LLC (“Gatherer”) Anadarko Petroleum Corporation (“Shipper”)	Shipper dedicates and delivers dedicated production to the system and Gatherer receives, accepts, gathers and re-delivers dedicated production	Loving County, Texas	Effective 1/1/08 to 1/1/18; year- to-year automatic renewal thereafter, with 90 day notice of termination

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							•$0.163/ MMBtu escalating at 3% per annum • $150 gathering fee (or actual cost) per receipt point per month Option to adjust the rate if 15% difference in expected volume	Unrestricted to affiliates; consent required for third-party transfer

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

6	Pinnacle Gas Gathering Agreement	Anadarko Gathering Company LLC (“Gatherer”) Anadarko Petroleum Corporation (“Shipper”)	Shipper dedicates and delivers dedicated production to the system and Gatherer receives, accepts, gathers and re-delivers dedicated production	Anderson, Freestone, Leon, Limestone and Robertson Counties, Texas	Effective 1/1/08 to 1/1/18; year- to-year automatic renewal thereafter, with 90 day notice of termination

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							• $0.247/ MMBtu escalating at 3% per annum • $150 gathering fee (or actual cost) per receipt point per month Option to adjust the rate if 15% difference in expected volume	Unrestricted to affiliates; consent required for third-party transfer

7	Coal Seam Amended and Restated Gas Gathering Agreement #3169	WGR Asset Holding Company LLC, Williams Production RMT Company and Lance Oil & Gas Company	Gather, compress and redeliver gas	Campbell and Johnson Counties, Wyoming	Effective 11/1/03 with a life of lease commitment	Termination rights: • Uneconomic out	Current tiered fees by area from $0.32895 to $0.37491 per Mcf 12 month volume requirement for new compression or deficiency payment	Contract may be assigned – provide copy of executed instrument

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

8	Coal Seam Firm Gathering Agreement #8237	Western Gas Wyoming LLC (“Shipper”) and Fort Union Gas Gathering LLC (“Gatherer”)	Gather, treat and redeliver gas	Campbell and Johnson Counties, Wyoming	Effective 1/1/07 to 1/1/17 and automatic renewal thereafter until terminated	Failure by shipper to pay amounts due gatherer may terminate contract; Default if failure to pay	Variable service fee of $0.14 per Mcf Fixed gathering fee = daily service fee X times of days ($9800 per day); Treating fee = $0.0271 per Mcf if CO2 4% or greater	Prior written approval except to affiliate

9	Coal Seam Firm Gathering Agreement #3179	Western Gas Wyoming LLC (“Shipper”) and Fort Union Gas Gathering LLC (“Gatherer”)	Gather, treat and redeliver gas	Campbell and Johnson Counties, Wyoming	Effective 2/1/00 to 2/1/10 and automatic renewal thereafter until terminated	Termination by Gatherer for Shipper’s failure to pay	Variable service fee of $0.14 per Mcf Fixed gathering fee = daily service fee X times of days ($8400 per day); Treating fee = $0.0271 per Mcf if CO2 4% or greater	Prior written approval except to affiliate

10	Rendezvous Gas Services Agreement #7643	Rendezvous Gas Services LLC and Mountain Gas Resources LLC	Receive and redeliver gas at points on the Granger System	Sweetwater County, Wyoming	2001 to 2011	Termination rights: • Uneconomic out	Tiered fee based on volume and redelivery points from $0.04 to $0.10 per MMBtu	Provide notice and copy of instrument – ratification required to be executed by assignee

11	Wattenberg Gathering Agreement #25000	Kerr McGee Oil and Gas Onshore LP as Producer and Kerr McGee Gathering LLC as Gatherer	Gather and redeliver gas	Weld, Adams and Boulder Counties, Colorado	Currently in year to year automatic renewal		Current fee = $.4088 per MMBtu	Prior written approval except to affiliate

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

12	Wattenberg Gathering Agreement #25050	Kerr McGee Oil and Gas Onshore LP as Producer and Kerr McGee Gathering LLC as Gatherer	Gather and redeliver gas	Weld, Adams and Boulder Counties, Colorado	3/5/93 to 3/5/2008		Current fee = $.3861 per MMBtu	Written notice and copy of instrument

13	QCM-8989 (North Oakhill)	Sabine Valley Pipeline, LLC & Anadarko E&P Company LP	Gathering, Dehydration, Compression	Harrison, Rusk and Gregg Counties, Texas	Effective 10/1/90 through 12/31/95; with month to month automatic renewal thereafter, with 30 days notice of termination	Failure to meet quality specifications	Gathering $0.35/MMBtu, Salt Water Disposal $0.7812/barrel	Consent required

14	QCM-8990 (South Oakhill)	Sabine Valley Pipeline, LLC & Anadarko E&P Company LP	Gathering	Rusk County, Texas	Effective 6/1/84 to 6/1/2014	Gathering system becomes uneconomic; Failure to meet quality specifications	Gathering $0.3036/Mcf, Salt Water Disposal $0.6594/barrel	Required to provide written notice and copy of assignment

15	QCM-276 – Atlantic Rim	Anadarko Gathering Company (“Gatherer”) and Anadarko Energy Services Company (“Shipper”)	Gas Gathering Agreement		Effective 1/1/04 to 1/1/14; with month to month automatic renewal thereafter, with 90 days notice of termination	Uneconomical escape clause for Gatherer. If neither party installs needed compression, affected receipt points released at Shipper’s option. Non-conforming gas refused by Gatherer released at Shipper’s option. If Shipper’s nomination of gas in excess of Maximum Controlled Volume not accepted by Gatherer, such excess gas released at Shipper’s option	First 12 months: Initial Fee of $0.25/MMBtu; can be redetermined by Gatherer in order to achieve the targeted after federal income tax return on capital invested. After first 12 months: Fee adjusted January 1st annually by Gatherer in order to achieve the targeted after federal income tax return on capital invested. Shipper owns drip.	Assignments of rights, obligations or interests under this Agreement require written consent of other party

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

16	QCM 8974 – South End Strawn	Anadarko Gathering Company, LLC & Anadarko E&P Company LP	Gathering	Crockett County, Texas	Effective 7/1/03 to 6/30/08; with month to month automatic renewal thereafter, with 30 days notice of termination	Gathering system becomes uneconomic, Gatherer must provide 30 days notice to Shipper; Failure to meet quality specifications	$0.885/MMBtu	Consent required

17	Western Gas Resources, Inc. and MIGC, Inc.- FT-288-Form of Transportation Service Agreement Applicable to Firm Service Under Rate Schedule FTS-1	Western Gas Resources, Inc. and MIGC, Inc.	Form of Transportation Service Agreement Applicable to Firm Service Under Rate Schedule FTS-1		9/13/07-1/31/09		Shipper shall pay the product of the Shipper’s Transportation Contract Demand specified on Exhibit A and a Reservation Charge of $10.515. Additionally, shipper shall pay the Maximum Commodity rate from MIGC’s FTS-1 rate schedule or currently effective Sheet No. 4 for the quantity of natural gas in MMBtu delivered. Additionally, Fuel Reimbursement Charge will be assessed as specified on Sheet No. 6 of the currently effective Tariff. Demand $10.5150; Commodity $0.0043; ACA $0.0019; MDQ (mmbtu/d) 40,000	No assignment provision.

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

18	Anadarko Energy Services, Inc. and MIGC, Inc.- FT-290- Form of Transportation Service Agreement Applicable to Firm Service Under Rate Schedule FTS-1	Western Gas Resources, Inc. and MIGC, Inc.	Transportation Service Agreement Applicable to Firm Service Under Rate Schedule FTS-1		Effective from the date of MIGC’s written notice to Shipper that its Python Compressor Station facilities are operational and ready to receive Shipper’s gas. (Sec. 5.1). and continues in full force and effect for 5 years, after becoming effective. 9/13/07-9/13/12		Shipper shall pay the product of the Shipper’s Transportation Contract Demand specified on Exhibit A and a Reservation Charge of $4.4317. Additionally, shipper shall pay the Maximum Commodity rate from MIGC’s FTS-1 rate schedule or currently effective Sheet No. 4 for the quantity of natural gas in MMBtu delivered. Additionally, Fuel Reimbursement Charge will be assessed as specified on Sheet No. 6 of the currently effective Tariff. Demand $4.4300; Commodity $0.0043; ACA $0.0019; MDQ (mmbtu/d) 45,000	No assignment provision.

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

19	Anadarko Energy Services, Inc. and MIGC, Inc.- FT-290-Precedent Agreement for Firm Transportation Service on MIGC, Inc.	Anadarko Energy Services, Inc. and MIGC, Inc.	Anadarko Energy Services, Inc. and MIGC, Inc.- FT-290-Precedent Agreement for Firm Transportation Service on MIGC, Inc.		1/5/07-9/13/12

On or after July 1, 2007, MIGC may, by written notice to Anadarko, terminate this agreement and any associated TSA in the event that MIGC has not, as of the date of termination, secured all necessary permits, regulatory approvals, or site lease agreements in a form acceptable to MIGC.

Anadarko may, by written notice to MIGC, terminate this agreement and any TSA in the event that MIGC has not commenced construction of the Compression by August 1, 2007.

Demand $4.4300; Commodity $0.0043; ACA $0.0019; MDQ (mmbtu/d) 45,000

Either party may assign to its affiliates, or to any entity with the prior written consent of the other party. Any successor by merger, purchase, or consolidation shall be entitled to the rights, and subject to the obligations, of its predecessor.

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

20	IT 204	Western Gas Resources, Inc. and MIGC, Inc.			9/1/87-9/30/00 and automatic renewal thereafter until terminated		Demand mmbtu Max Rate $13.3567-Current Discount mmbtu $10.5150; Commodity mmbtu Max Rate $0.4437-Current Discount mmbtu $0.3500; ACA $0.0019; MDQ (mmbtu/d) 50,000

21	FT 231	Western Gas Resources, Inc. and MIGC, Inc.			9/23/07-1/31/09		Demand mmbtu Max Rate $13.3567-Current Discount mmbtu $10.5150; Commodity 0.0043; ACA $0.0019; MDQ (mmbtu/d) 45,000

22	FT 243	MGTC, Inc. and MIGC, Inc.			10/1/98-5/31/10		Commodity $0.4437; ACA $0.0019; MDQ (mmbtu/d) 20,000

23	FT 293	Western Gas Resources, Inc. and MIGC, Inc.			10/23/07-9/30/08

SCHEDULE III-B

MATERIAL MIDSTREAM AGREEMENTS

WITH AFFILIATES

(NOT IN WRITTEN FORM ON THE EFFECTIVE DATE)

See attached.

Schedule III-B – Midstream Agreements (Not Written)

SCHEDULE III-(B) TO WGRAH TERM LOAN AGREEMENT

MATERIAL MIDSTREAM AGREEMENTS – NOT WRITTEN ON THE EFFECTIVE DATE

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

1	Natural Buttes Gas Processing Agreement	Kerr McGee Oil and Gas Onshore LP (“Producer”) Westport Field Services LLC (“Processor)	Producer delivers gas and Processor receives, processes and redelivers gas	Unitah County, Utah	Effective 1/1/08 to 1/1/09; year- to-year automatic renewal thereafter with 30 days advance notice for termination	By Processor, if operations become unprofitable for two consecutive months, upon 30 day notice.	Processing fee = $0.16 per MMBtu adjusted on an annual basis in accordance with CPI.	Assignment permitted, effective on the first day of the month after conveyance document is delivered to the other party; if assigned by Producer ratification of the assignment by the other party is required

2	Natural Buttes Gas Gathering Agreement	Kerr McGee Oil and Gas Onshore LP (“Producer”) Westport Field Services LLC (“Gatherer”)	Gas Gathering Agreement	Unitah County, Utah	Effective 1/1/08 to 1/1/09; month- to-month automatic renewal thereafter with 90 days advance notice for termination

Termination rights:

• by affected party upon 30 days notice if governmental authority action make agreement uneconomic;

• by either party if force majeure exceeds 90 consecutive days, upon 30 days notice.

• by Shipper upon notice if Service Levels are not maintained by Gatherer.

							Natural Buttes gathering fee by Receipt Point(s) = QGM Mainline 43 =$0.24 per MMBtu. All other Receipt Points=$0.38 per MMBtu.	Unrestricted to affiliates; consent required for third-party transfer

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

3	Fort Lupton Gas Processing Agreement	Kerr McGee Oil and Gas Onshore LP (“Producer”) Kerr McGee Gathering LLC (“Gatherer”)	Producer delivers gas and Processor receives, processes and redelivers gas	Weld County, Colorado	Effective 4/1/08 and month to month automatic renewal thereafter	By Processor, if operations become unprofitable for two consecutive months, upon 30 day notice.	Processing fee = $0.15 per Mcf	Assignment permitted, effective on the first day of the month after conveyance document is delivered to the other party; if assigned by Producer ratification of the assignment by the other party is required

4	Granger Gas Gathering and Conditioning Agreement #8065	Lance Oil & Gas Company as Producer and Mountain Gas Resources LLC as Gatherer	Gas Gathering Agreement	Sweetwater County, Wyoming	Effective 11/30/2005 to 11/30/2015 and year to year automatic renewal thereafter		Tiered fee based on pressure from $0.098 to $0.15 per MMBtu – additional fee of $0.102 per MMBtu for gas delivered received at Bird Canyon and delivered into the Granger Plant	Copy of instrument. If producer assigns, notification to assignee of contract and executed ratification

	Title	Parties	Type	Geographic Location	Term	Termination	Fees	Assignment

5	Granger Amended and Restated Gathering & Processing Agreement #8066	Lance Oil & Gas Company as Producer and Mountain Gas Resources LLC as Gatherer	Gas Gathering Agreement	Sweetwater County, Wyoming	Effective to 10/30/2012 and then wells move under agreement #8065		Tiered payment for plant products POI based on gross heating value 85-90% Tiered processing fee based on gross heating value - $0.03 - $0.12 Gathering fee = $0.26064/MMBtu - escalated	Copy of instrument. If producer assigns, notification to assignee of contract and executed ratification

6	QCM-282 – Tyler County	Springfield Pipeline, LLC and Anadarko E&P Company LP	Gathering, Treating, Dehydration Compression & Processing	Tyler, Polk & Jasper Counties, Texas	Effective 12/1/03 to 12/1/08 and year-to-year automatic renewal thereafter with 90 days advance notice for termination		Current 2007 COS Rate – Gathering $0.24605/Mcf,Dehydration $0.02099/Mcf, Treating $0.06296/Mcf, Processing $0.42/Mcf	Consent required

SCHEDULE IV

POST-CLOSING REQUIREMENTS

	Requirement	Delivery/Compliance Date
1.	To the extent not delivered on or prior to the Effective Date, WGRAH shall deliver evidence of (a) existence or qualification to do business and (b) good standing, in each case for each WGRAH Loan Party in each jurisdiction where such WGRAH Loan Party’s conduct of business or ownership of properties requires such existence, qualification, or good standing, unless failure to so exist, be qualified, or be in good standing could not reasonably be expected to result in a WGRAH Material Adverse Change.	30 days after the Effective Date, or such later date as is approved by the Pecos First Lien Agent in its sole discretion.

Schedule IV – Post-Closing Requirements

EXHIBIT A

FORM OF WGRAH NOTE

                , 20

For value received, WGR ASSET HOLDING COMPANY LLC, a limited liability company organized under the laws of the State of Delaware (“WGRAH”), promises to pay to the order of TRINITY ASSOCIATES LLC, the lender (together with its successors and assigns, “Trinity”) under the $2.2 Billion WGRAH Term Loan Agreement, dated as of December 27, 2007, among WGRAH and the Trinity (as may be amended, supplemented or modified from time to time hereafter, the “WGRAH Loan Agreement;” terms defined in the WGRAH Loan Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America the principal amount of         *     DOLLARS ($        *    ) or, if less than such principal amount, the aggregate unpaid principal amount of the WGRAH Loan made by Trinity to the undersigned pursuant to Section 2.01 of the WGRAH Loan Agreement. The undersigned further agrees to pay interest at said account, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof at the rates specified in Section 2.06 of the WGRAH Loan Agreement. Such interest shall be payable on the dates specified in Section 2.06 of the WGRAH Loan Agreement. The date, Interest Period and amount of the WGRAH Loan made by Trinity pursuant to Section 2.01 of the WGRAH Loan Agreement, and the date and amount of each payment of principal with respect thereto shall be endorsed by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of WGRAH hereunder or the validity of any payment hereof made by WGRAH.

This Note is one of the WGRAH Notes referred to in the WGRAH Loan Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the WGRAH Loan Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the WGRAH Loan Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

WGR ASSET HOLDING COMPANY LLC

By:
Name:
Title:

*	Insert amount of Trinity’s WGRAH Commitment

Exhibit A

Form of WGRAH Note

SCHEDULE A

LOAN AND REPAYMENTS

Date	Amount of Loan	Interest Rate	Amount of Principal Repaid	Notation Made by

Exhibit A

Form of WGRAH Note

EXHIBIT B

SUBORDINATION TERMS

Article [x]

Section [x].1 Subordination of Obligations. WGRAH and each Subsidiary covenant and agree, and each Subordinated Lender covenants and agrees, that the payment of the Subordinated Obligations shall, to the extent set forth in this Article, be subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

Section [x].2 Senior Defaults. Except under circumstances when the terms of Section [x].3 of this Article are applicable, if a Senior Default shall have occurred and be continuing, then neither WGRAH nor any Subsidiary may make, and no Subordinated Lender shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities or payment in kind interest) of any properties or assets of WGRAH or any Subsidiary on account of the Subordinated Obligations during the Blockage Period, and no Subordinated Lender shall ask, demand or sue for, payment on account of the Subordinated Obligations, or seek any other remedy allowed at law or in equity against WGRAH or any Subsidiary for breach of any of WGRAH’s or any Subsidiary’s obligations under the Subordinated Loan Documents during the Blockage Period. In the event that, notwithstanding the foregoing, either WGRAH or any Subsidiary shall make any payment or distribution to any Subordinated Lender prohibited by the foregoing provisions of this Section [x].2, then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness is paid in full in cash.

Section [x].3 Insolvency; Bankruptcy; Etc. In the event of the institution of any Insolvency Proceeding relative to WGRAH or any Subsidiary, then:

(a) The holders of the Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Subordinated Lenders are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities (other than Reorganization Securities) on account of the Subordinated Obligations.

(b) Any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Subordinated Obligations but for the provisions of this Article shall be paid or delivered by the Person making such payment or distribution, whether WGRAH, a Subsidiary of WGRAH, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of the Senior Indebtedness or the Senior

Exhibit B

Subordination Terms

Indebtedness Representative, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid; provided, however, that no such delivery of any Reorganization Securities shall be made to any holders of the Senior Indebtedness. In the event that, notwithstanding the foregoing provisions of this Section [x].3, any Subordinated Lender shall have received any such payment or distribution of any kind or character, whether in cash, Property or securities (other than Reorganization Securities), by setoff or otherwise, before all Senior Indebtedness is paid in full in cash, which is to be paid to the holders of the Senior Indebtedness under the foregoing provisions of this Section [x].3, then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash.

(c) If no proof of claim is filed in any Insolvency Proceeding with respect to any Subordinated Obligations by the tenth day prior to the bar date for any such proof of claim, the Senior Indebtedness Representative may, after notice to the Subordinated Lenders or the Subordinated Lender Representative or other representative, file such a proof of claim on behalf of the Subordinated Lenders, and each Subordinated Lender hereby irrevocably appoints the Senior Indebtedness Representative as its agent and attorney-in-fact for such limited purpose; provided, that the foregoing shall not confer to the holder of any Senior Indebtedness the right to vote on behalf of the Subordinated Lenders in any Insolvency Proceedings.

Section [x].4 No Impairment. No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of WGRAH or any Subsidiary or by any non-compliance by WGRAH or any Subsidiary with the terms, provisions, and covenants of this Article, the Subordinated Loan Agreement or the Subordinated Loan Documents, regardless of any knowledge thereof any such Subordinated Lender may have or be otherwise charged with. The provisions of this Article shall be enforceable directly by the Senior Indebtedness Representative.

Section [x].5 Rights of Creditors; Subrogation. The provisions of this Article are for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand, and the Subordinated Lenders on the other hand, and nothing herein shall impair, as between WGRAH and the Subordinated Lenders, the obligation of WGRAH, which are unconditional and absolute, to pay to the Subordinated Lenders the principal thereof and interest thereon in accordance with their terms and the provisions thereof, nor shall anything herein prevent the Subordinated Lenders from exercising all remedies otherwise permitted by applicable law or hereunder upon default under the Subordinated Loan Agreement or under the Subordinated Loan Documents (including the right to demand payment and sue for performance thereof and of the Subordinated Loan Documents and to accelerate the maturity thereof as provided by the terms of the Subordinated Loan Documents), subject to the rights of holders of the Senior Indebtedness under this Article. Upon payment in full of the Senior Indebtedness in cash and termination of the commitments of any holder of the Senior Indebtedness to make loans or extensions of credit, and expiration or termination of all letters of credit issued by any holder of the Senior Indebtedness, the Subordinated Lenders shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior

Indebtedness pursuant to the provisions of this Article, be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of WGRAH made on Senior Indebtedness (and any security therefor) until the Subordinated Obligations shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior Indebtedness shall be deemed to have discharged the Subordinated Obligations), and, for the purposes of such subrogation, no payments to the holders of the Senior Indebtedness of any cash, assets, stock, or obligations to which the Subordinated Lenders would be entitled except for the provisions of this Article shall, as between WGRAH, any of their respective creditors (other than the holders of the Senior Indebtedness), and the Subordinated Lenders, be deemed to be a payment by WGRAH to or on account of Senior Indebtedness. The fact that failure to make any payment on account of the Subordinated Obligations is caused by reason of the operation of any provision of this Article shall not be construed as preventing the occurrence of an Event of Default.

Section [x].6 Payments on Senior Indebtedness. In the event that any Subordinated Lender determines in good faith that evidence is required with respect to the right of any holder of the Senior Indebtedness to participate in any payment or distribution pursuant to this Article or the amount of such participation, such Subordinated Lender may request such Person to furnish evidence to the reasonable satisfaction of such Subordinated Lender as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished, such Subordinated Lender may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment; provided that, upon the written request of such Person to such Subordinated Lender, such payment shall be made to the court having jurisdiction over such judicial determination or to another Person mutually satisfactory to such Person and such Subordinated Lender, as escrowee, to be held and invested pending such judicial determination in accordance with such instructions as shall be mutually satisfactory to such Person and such Subordinated Lender and upon such judicial determination becoming final and non-appealable to be distributed in accordance therewith to the Person entitled thereto.

Section [x].7 Notice of Acceleration. Each Subordinated Lender agrees that in the event any Event of Default shall occur, and as a result thereof, any Subordinated Lender or the Subordinated Lender Representative or other representative of such Subordinated Lender accelerates maturity or demands payment of the Subordinated Loan Documents, then such Subordinated Lender or the Subordinated Lender Representative or other representative shall give prompt (and in any event within three (3) Business Days) notice thereof in writing to the holders of the Senior Indebtedness or the Senior Indebtedness Representative. Neither WGRAH nor any Subsidiary may pay the Subordinated Obligations until five (5) Business Days after the Senior Indebtedness Representative receives the notice described above and, after that five (5) Business Day period, may pay the Subordinated Obligations, and the Subordinated Lenders may receive or collect such payment, only if the provisions of this Article do not prohibit such payment at that time.

Section [x].8 Reinstatement. The provisions of this Article shall remain in force and effect until the indefeasible payment in full of all Senior Indebtedness in cash and the termination of all commitments of any holder of the Senior Indebtedness to make loans or extensions of credit, and expiration or termination of all letters of credit issued by any holder of the Senior Indebtedness. To the extent any payment of or distribution in respect of the Senior Indebtedness (whether by or on behalf of WGRAH or any of its Subsidiaries, as proceeds of security or enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to WGRAH or any Subsidiary or any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, WGRAH or any Subsidiary or such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred and the provisions of this Article shall continue to be applicable in respect of said reinstated Senior Indebtedness.

Section [x].9 Rights of Holders of the Senior Indebtedness. The holders of the Senior Indebtedness may, at any time and from time to time subject to the terms of the Senior Indebtedness, without the consent of or notice to the Subordinated Lenders or the Subordinated Lender or other representative of the Subordinated Lenders, without incurring responsibility to the Subordinated Lenders and without impairing or releasing the subordination or other benefits provided in this Article or the obligations hereunder of the Subordinated Lenders to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, increase (but not in excess of the cap provided for in the definition of “Senior Indebtedness”), alter or amend, Senior Indebtedness or any instrument evidencing the same or any covenant or agreement under which Senior Indebtedness is outstanding or secured or any liability of any obligor thereon; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) settle or compromise any Senior Indebtedness or any liability of any obligor thereon or release any Person liable in any manner for the payment of Senior Indebtedness; and (d) waive any default under Senior Indebtedness and exercise or refrain from exercising any rights against WGRAH, any Subsidiary or any other Person. The foregoing provisions are not intended to permit a change to the definition of “Senior Indebtedness”.

Section [x].10 Amendments. No amendment of this Article [x], or the definitions used in this Article [x], or which would have the effect of modifying the agreement set forth in this Article [x], or the definitions used in this Article [x], shall be effective unless it is in writing and made with the prior written consent of the Senior Lender or by the Senior Indebtedness Representative acting at their written direction on their behalf.

Section [x].11 Identity of Subordinated Lenders for Notice Purposes. For purposes of any notice required or permitted to be given hereunder by the holders of the Senior Indebtedness or the Senior Indebtedness Representative to the Subordinated Lenders, or any of them, the holders of the Senior Indebtedness and the Senior Indebtedness Representative shall be entitled to rely, conclusively, on the identity and address of each Subordinated Lender as set forth in the Subordinated Loan Agreement or as otherwise set forth in the most recent notice received by the Senior Indebtedness Representative from a Subordinated Lender referring to the Subordinated Loan Agreement for purposes of providing the identity and address of each Subordinated Lender. The Subordinated Lenders agree that any notices required to be given to the Subordinated Lenders shall be effective if such notice is given to the Subordinated Lender Representative or other representative of the Subordinated Lenders. For so long as the Subordinated Obligations are outstanding, the Subordinated Lenders agree to designate and maintain an agent or other representative for such purposes.

Section [x].12 Successors and Assigns. Each Subordinated Lender acknowledges and agrees that the provisions of this Article are, and are intended to be, an inducement and a consideration to each holder of the Senior Indebtedness to make, extend and continue the Senior Indebtedness; and each holder of the Senior Indebtedness shall be deemed conclusively to have relied upon the provisions of this Article in permitting WGRAH to incur the Subordinated Obligations and in making, extending, continuing and/or acquiring such Senior Indebtedness. This Article shall pass to and be fully binding upon the successors and assigns of each Subordinated Lender and shall inure to the benefit of the present and future holders of the Senior Indebtedness and the Senior Indebtedness Representative and their respective successors and assigns (including without limitation any Person refinancing any Senior Indebtedness). Each Subordinated Lender agrees that its Subordinated Obligations may not be assigned to or held by any Person other than Andarko or it Subsidiaries.

Section [x].13 Defined Terms.

(a) Each capitalized term used in this Article, but not defined herein, shall have the meaning ascribed such term in the Senior Loan Agreement. If such terms are not defined in the Senior Loan Agreement, such terms shall have the meanings ascribed to them in the Subordinated Loan Agreement.

(b) The following terms have the following meanings when used in this Article:

“Blockage Period” means, with respect to any Senior Default, the period from and including the date of the occurrence of such Senior Default until the first to occur of (a) the date upon which the Senior Indebtedness has been paid in full in cash, all commitments of any holder of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or been fully collateralized in cash or (b) the date on which all Senior Defaults have been waived in writing by the applicable holder or holders of the Senior Indebtedness or an agent or representative on their behalf, is cured or ceases to exist.

“Event of Default” has the meaning given such term in the Subordinated Loan Documents.

“Insolvency Proceeding” means (a) WGRAH or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or (b) a proceeding or case shall be commenced, without the application or consent of WGRAH or any Subsidiary in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days (or such longer period, so long as WGRAH or such Subsidiary shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against WGRAH or such Subsidiary.

“Reorganization Securities” means (a) debt securities that are issued pursuant to an Insolvency Proceeding the payment of which is subordinate and junior at least to the extent provided in this Article to the payment of the Senior Indebtedness outstanding at the time of the issuance thereof (including any refinancing of Senior Indebtedness pursuant to an Insolvency Proceeding) and to the payment of all debt securities issued in exchange for such Senior Indebtedness in such Insolvency Proceeding (whether such subordination is effected by the terms of such securities, an order or decree issued in such Insolvency Proceeding, by agreement of the Subordinated Lenders or otherwise), or (b) equity securities that are issued pursuant to an Insolvency Proceeding; provided, in either case, that such securities are authorized by an order or decree made by a court of competent jurisdiction in such Insolvency Proceeding.

“Senior Collateral Agent” means Citibank, N.A., as collateral agent for the Senior Indebtedness Representative and the Lenders under the Senior Loan Agreement, and any successor or assignee.

“Senior Default” means a Default, Event of Default or Anadarko Event, each as defined in the Senior Loan Agreement.

“Senior Indebtedness” means and includes (a) all principal indebtedness for loans now outstanding or hereafter incurred under the Senior Loan Agreement, (b) all other amounts now or hereafter owing to the Senior Lender, (c) all interest accruing on the Senior Indebtedness described in the preceding clauses (a) and (b), and (d) all other monetary obligations (whether now outstanding or hereafter incurred) for which WGRAH or any of its Subsidiaries is responsible or liable as obligor, guarantor or otherwise under or pursuant to any of the Senior Loan Documents including, without limitation, all fees, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, fees and expenses of counsel to the Senior Collateral Agent and the Senior Lender) together with interest on the foregoing to the extent provided for in the Senior Loan Documents. The interest described in the preceding clause (c) and the premiums and penalties described in the preceding clause (d) include, without limitation, all interest accruing after the commencement of any Insolvency Proceeding under the terms of the Senior Loan Documents whether or not such interest constitutes an allowed claim in any such Insolvency Proceeding.

“Senior Indebtedness Representative” means (a) initially, Trinity Associates LLC, as lender under the Senior Loan Agreement or (b) such other Person that is the successor or assignee to Trinity Associates LLC as lender.

“Senior Loan Agreement” means that certain $2.2 Billion WGRAH Term Loan Agreement dated as of December 27, 2007 among WGRAH, the Senior Lender, and the Senior Collateral Agent as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the loans made or incurred under such Senior Loan Agreement.

“Senior Loan Documents” means, collectively, (a) the Senior Loan Agreement, (b) any note, bond or other instrument evidencing Senior Indebtedness, (c) all security agreements, pledge agreements or financing statements evidencing, creating or perfecting any lien to secure the Senior Indebtedness in any way, (d) all guarantees of the Senior Indebtedness, (d) all other documents, instruments or agreements relating to the Senior Indebtedness now or hereafter executed or delivered by and among WGRAH, any Subsidiary, the Senior Lender or the Senior Collateral Agent, including without limitation each of the other “WGRAH Loan Documents” as such term is defined in the Senior Loan Agreement, and (e) all renewals, extensions, amendments, modifications or restatements of the foregoing.

“Senior Lender” means (a) initially, Trinity Associates LLC or (b) all other Persons which now or hereafter constitute a “Lender” under the Senior Loan Agreement and their respective successors and assigns, and all Persons refinancing any Senior Indebtedness and their respective successors and assigns.

“Subordinated Lender Representative” means (a) initially, [                    ], as administrative agent for the Subordinated Lenders under the Subordinated Loan Agreement or (b) such other Person selected to replace [                    ] or the then Subordinated Lender Representative.

“Subordinated Lenders” means any of Anadarko or any of its Subsidiaries which now or hereafter constitute a “Lender” or “Holder” under the Subordinated Loan Agreement and their respective successors and assigns.

“Subordinated Loan Agreement” means that certain [                    ] dated as of [                    ] among WGRAH, the Subordinated Lender Representative, as [administrative agent] and the Persons listed therein from time to time as Subordinated Lenders, as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the loans made or incurred under such Subordinated Loan Agreement.

“Subordinated Loan Documents” means, collectively, (a) the Subordinated Loan Agreement, (b) the Subordinated Loan Notes and any other note, bond or other instrument evidencing Subordinated Indebtedness, (c) all guarantees thereof, (d) all other documents, instruments or agreements relating to the Subordinated Loan Agreement now or hereafter executed or delivered by and among WGRAH, any Subsidiary, and any Subordinated Lender, including without limitation each of the other “[Loan Documents]” as such term is defined in the Subordinated Loan Agreement, and (e) all renewals, extensions, amendments, modifications or restatements of the foregoing.

“Subordinated Loan Notes” means each promissory note issued under the Subordinated Loan Agreement evidencing the loans made pursuant to the term thereof, as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part thereof.

“Subordinated Obligations” means any and all indebtedness (whether for principal, interest, fees, indemnifications or otherwise, but not expenses) now or hereafter owing by WGRAH or any Subsidiary under or in connection with the Subordinated Loan Agreement, the Subordinated Loan Documents, any mortgage, guaranty or other security instrument given in connection therewith, and any letter agreement or other agreement providing for payment of fees in connection therewith.

“WGRAH” means WGR Asset Holding Company LLC, a Delaware limited liability company.

B-8